UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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RADISYS CORPORATION

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Notice of Annual Meeting of Shareholders

to be Held August 18, 2009

To the Shareholders of RadiSys Corporation:

The annual meeting of shareholders of RadiSys Corporation, an Oregon corporation, will be held at our headquarters located at 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124, on August 18, 2009 at 8:30 a.m., Pacific time, for the following purposes:

1.	to elect eight directors;

2.	to ratify the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm;

3.	to approve an employee stock option exchange program;

4.	to approve an amendment of the RadiSys Corporation 1996 Employee Stock Purchase Plan; and

5.	to transact any other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on June 22, 2009 are entitled to receive notice of and to vote at the annual meeting or any adjournments thereof.

Please sign and date the enclosed proxy and return it promptly in the enclosed reply envelope. If you are able to attend the annual meeting, you may, if you wish, revoke the proxy and vote personally on all matters brought before the annual meeting.

A list of shareholders will be available for inspection by the shareholders commencing June 22, 2009 at our corporate headquarters located at 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124.

By Order of the Board of Directors,

Brian Bronson

Corporate Secretary

July 6, 2009

Hillsboro, Oregon

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE VOTE YOUR SHARES FOLLOWING THE INSTRUCTIONS PROVIDED ON THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS.

RADISYS CORPORATION

PROXY STATEMENT

SOLICITATION AND REVOCABILITY OF PROXY

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of RadiSys Corporation, an Oregon corporation (“we,” “us”, “RadiSys”, or the “Company”), to be voted at the annual meeting of shareholders to be held at our headquarters located at 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124, on August 18, 2009 at 8:30 a.m., Pacific time, for the purposes set forth in the accompanying notice of annual meeting. All proxies in the enclosed form that are properly executed and received by us before or at the annual meeting and not revoked will be voted at the annual meeting or any adjournments in accordance with the instructions on the proxy. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with our Corporate Secretary, at or before the taking of the vote at the annual meeting, a written notice of revocation bearing a later date than the date of the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to our Corporate Secretary before the annual meeting or (iii) attending the annual meeting and voting in person (although attendance at the annual meeting will not in and of itself constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to RadiSys Corporation, 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124, Attention: Corporate Secretary, or hand delivered to the Corporate Secretary at or before the taking of the vote at the annual meeting.

The mailing address of our principal executive offices is 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124.

Pursuant to the rules adopted by the Securities and Exchange Commission (“SEC”) in 2007, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record and beneficial owners on or about July 6, 2009, and the proxy statement, the proxy card and the annual report to shareholders are being first given to shareholders on the same date. All shareholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of all the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents and will reduce the impact of our annual shareholder meeting on the environment.

The cost of preparing, printing and mailing this proxy statement and of the solicitation of proxies will be borne by us. Solicitation will be made by mail and, in addition, may be made by our directors, officers and employees personally or by written communication, telephone, facsimile or other means. We may request banks, brokers, fiduciaries and other persons holding shares in their names, or in the names of their nominees, to forward this proxy statement and other proxy materials to the beneficial owners and obtain voting instructions for the execution and return of the proxies. We will reimburse such banks, brokers and fiduciaries for their reasonable out-of-pocket expenses in connection with the proxy solicitation. We have retained Mellon Investor Solutions LLC to aid in the solicitation of proxies for a fee of approximately $9,500, plus reasonable costs and expenses.

For purposes of conducting the annual meeting, the holders of at least a majority of the shares of common stock issued and outstanding and entitled to vote at the annual meeting will constitute a quorum. Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors. In a plurality voting, the nominee who receives the most votes for his or her election is elected. If a broker holds your shares, the Notice and, if requested, this proxy statement and a proxy card have been sent to the broker. You may have received this proxy statement directly from your broker, together with instructions as to how to direct the broker to vote your shares. If you desire to have your vote counted, it is important that you return your voting instructions to your broker. A broker non-vote occurs when a broker submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters, if the broker has not been furnished with voting instructions by its client at least ten days before the meeting. Routine matters include the election of directors and ratification of auditors. Non-routine matters include the matters being submitted to the shareholders in Proposals 3 and 4. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting, but have no effect on the determination of whether a plurality exists with respect to a given nominee. Each other proposal requires the approval of a majority of the votes cast on the proposal, provided a quorum is present. Abstentions will count as votes cast on the proposal, but will not count as votes cast in favor of the proposal and, therefore, will have the same effect as votes against the proposal. Broker non-votes will not be considered to have voted on the proposal and therefore, will have no effect. The proxies will be voted for or against the proposals or as an abstention, in accordance with the instructions specified on the proxy form. If no instructions are given, proxies will be voted for each of the proposals.

The record date for determination of shareholders entitled to receive notice of and to vote at the annual meeting is June 22, 2009. At the close of business on June 22, 2009,             shares of our common stock were outstanding and entitled to vote at the annual meeting. Each share of common stock is entitled to one vote with respect to each matter to be voted on at the annual meeting. We reserve the right to decide, in our discretion, to withdraw any of the proposals from the agenda of the annual meeting prior to any vote thereon.

PROPOSAL 1: TO ELECT EIGHT DIRECTORS

Our Board of Directors currently consists of eight members. The directors are elected at the annual meeting of shareholders to serve until the next annual meeting and until their successors are elected and qualified. Proxies received from shareholders, unless directed otherwise, will be voted FOR the election of the following nominees: C. Scott Gibson, Scott C. Grout, Ken J. Bradley, Richard J. Faubert, Dr. William W. Lattin, Kevin C. Melia, Carl W. Neun, and Lorene K. Steffes.

All of the nominees are currently our directors. We are not aware that any nominee is or will be unable to stand for reelection. If any nominee is not available as a candidate for director, the number of directors constituting our Board of Directors may be reduced before the annual meeting or the proxies may be voted for any other candidate or candidates that are nominated by the Board of Directors, in accordance with the authority conferred in the proxy.

Set forth in the table below is the name, age and position with the Company of each of the nominees. Additional information about each of the nominees is provided below the table and in “Security Ownership of Certain Beneficial Owners and Management.” There are no family relationships among our directors and executive officers.

Name	Age	Position with the Company
C. Scott Gibson	57	Chairman of the Board
Scott C. Grout	46	Director, President and Chief Executive Officer
Ken J. Bradley	61	Director
Richard J. Faubert	61	Director
Dr. William W. Lattin	68	Director
Kevin C. Melia	62	Director
Carl W. Neun	65	Director
Lorene K. Steffes	63	Director

C. Scott Gibson has served as a Director since June 1993 and as Chairman of our Board of Directors since October 2002. From January 1983 through February 1992, Mr. Gibson co-founded and served as President of Sequent Computer Systems, Inc., a computer systems company. Before co-founding Sequent, Mr. Gibson served as General Manager, Memory Components Operation, at Intel Corporation. Since March 1992, Mr. Gibson has been a director to high technology companies. Mr. Gibson serves on the boards of several other companies and non-profit organizations, including Verigy, Triquint Semiconductor, Inc., Pixelworks, Inc., NW Natural, Oregon Health and Science University, the Oregon Community Foundation and the Franklin W. Olin College of Engineering. Each of the boards of directors of the public companies for which Mr. Gibson serves as an audit committee member has determined that he is an “audit committee financial expert” as that term is defined by the rules and regulations of the SEC. Mr. Gibson holds a B.S.E.E. and a M.B.A. from the University of Illinois.

Scott C. Grout has served as our President, Chief Executive Officer and a Director since October 2002. From May 1998 to October 2002, Mr. Grout was President and Chief Executive Officer of Chorum Technologies, Inc., a privately held provider of fiber optic products based in Richardson, Texas. Prior to joining Chorum, Mr. Grout held various positions at Lucent Technologies, a telecommunications network vendor, including as the Vice President of the Optical Networking Group and a Director of the Access and Optical Networking Group, from June 1984 to May 1998. Mr. Grout received a B.S. in Engineering from the University of Wisconsin at Madison and a M.B.A. from the Sloan School of Management at the Massachusetts Institute of Technology.

Ken J. Bradley has served as a Director since October 2003. Since February 2005, Mr. Bradley has been President of Lytica Inc., a company specializing in supply chain management and product lifecycle planning. He is also President and Director of Shared Insight, a management consulting firm. From January 2003 through January 2005, Mr. Bradley was the Chief Executive Officer of CoreSim, Inc., a company specializing in advanced systems design analysis. Prior to CoreSim, Inc. Mr. Bradley was with Nortel Networks from 1972 to 2002, most recently as Nortel’s Chief Procurement Officer. During his 30-year career at Nortel, Mr. Bradley held several national and international executive positions in supply management, operations management and technology development including Vice President, Supplier Strategy; Senior Managing Director, Guangdong Nortel Communications Joint Venture in China; and Vice President, China Joint Venture Program. Mr. Bradley also serves on the Board of Directors of SynQor, Inc., Powerwave Technologies, Inc, and Mu-Analysis, Inc. Mr. Bradley is a degreed electrical engineer and a member of the Professional Engineers of Ontario.

Richard J. Faubert has served as a Director since June 1993. Since September 2003, Mr. Faubert has served as President, Chief Executive Officer, and Director of Amberwave Systems, Inc., a semiconductor technology company in New Hampshire. From January to September 2003, Mr. Faubert served as Executive Vice President of Novellus Systems, Inc.’s Chemical Mechanical Planarization Business Unit, a company that designs, manufactures, markets and services chemical vapor deposition equipment, used in fabricating integrated circuits. From 1998 through 2002, Mr. Faubert was President, Chief Executive Officer and Director of SpeedFam-IPEC, Inc., a semiconductor capital equipment manufacturing company that was purchased in December 2002 by Novellus Systems Inc. From 1992 through 1998, Mr. Faubert was employed by Tektronix, Inc., a test, measurement and monitoring technology company, first as General Manager of its Instruments Business Unit and then as Vice President and General Manager of the Television and Communications Business Unit, Measurement Business Division. From 1986 through 1992, Mr. Faubert served as Vice President of Product Development of GenRad, Inc. Mr. Faubert serves on the North American Board of Semiconductor Equipment and Materials International and the Board of Electro Scientific Industries, Inc. in Portland, Oregon. Mr. Faubert holds a B.S.E.E. from Northeastern University.

Dr. William W. Lattin has served as a Director since November 2002. In October 1999, Dr. Lattin retired from Synopsys, Inc., a supplier of electronic design automation software, where he had been an Executive Vice President since October 1994. Prior to joining Synopsys, Dr. Lattin served as President and Chief Executive Officer of Logic Modeling Corp. from 1986 through 1994. From 1975 to 1986, Dr. Lattin held various engineering and management positions with Intel Corporation. Dr. Lattin also serves on the Board of Directors of

Merix Corporation, Easy Street Online Services, Inc., FEI Corp., Tripwire Inc., and Intrinsity, Inc. Dr. Lattin previously served on our Board of Directors from 1988 to 1999. Dr. Lattin holds a Ph.D. in electrical engineering from Arizona State University and a M.S.E.E. and a B.S.E.E. from the University of California-Berkeley.

Kevin C. Melia has served as a Director since July 2003. Mr. Melia is a past Chairman of the Board of IONA Technologies PLC, a leading middleware software company. Prior to joining IONA Technologies, Inc., he was the Co-Founder and Chief Executive Officer of Manufacturers’ Services Ltd. (“MSL”) from June 1994 to January 2003. MSL is a leading company in the electronics manufacturing services industry. Mr. Melia also served as Chairman of the Board of MSL from June 1994 to January 2003. Prior to establishing MSL, he held a number of senior executive positions over a five-year period at Sun Microsystems, initially as their Executive Vice President of Operations, then as President of Sun Microsystems Computer Company, a Sun Microsystems subsidiary, and finally as Chief Financial Officer of Sun Microsystems Corporation. Mr. Melia also held a number of senior executive positions in operations and finance over a sixteen-year career at Digital Equipment Corporation. Mr. Melia is a past member of the Board of Directors of Manugistics Group Inc., a supply chain software application company and is a past member of the Board of Directors of Eircom PLC, a leading telecom company in Ireland. He is also a joint managing director of Boulder Brook Partners LLC, a private investment company and a member of the Board of Directors of C&S Wholesale Grocers, Greatbatch Company, DCC PLC, and Analogic Corporation. He is also a past member of the Board of Directors of Horizon Technologies, a European systems integration and distribution company. Mr. Melia is a Chartered Accountant and holds a joint diploma in Management Accounting from the Accounting Institutes of the U.K and Ireland.

Carl W. Neun has served as a Director since June 2000. Mr. Neun is Chairman of the Board of Directors of Powerwave Technologies, Inc., serves on the Board of Directors of Planar Systems, Inc. and is past Chairman of the Board of Directors of Oregon Steel Mills, Inc. From March 1993 to January 2000, Mr. Neun was Senior Vice President and Chief Financial Officer of Tektronix, Inc. From September 1987 to March 1993, he was the Chief Financial Officer for Conner Peripherals, Inc. Mr. Neun received a B.A. from Hamilton College and an M.B.A. from The Wharton School at the University of Pennsylvania.

Lorene K. Steffes has served as a Director since January 2005. Since October 2003, she has been an independent business advisor. From July 1999 to October 2003 she was an executive at IBM Corporation where she served as Vice President and General Manager, Global Electronics Industry; was based in Tokyo as Vice President, Asia Pacific marketing and sales of solutions for the Telecommunications, Media & Entertainment and Energy & Utilities industries; and, prior to her assignment in Asia Pacific, was Vice President of software group services for IBM’s middleware products. Ms. Steffes was appointed President and Chief Executive Officer of Transarc Corporation, Inc. in 1997. Prior to this appointment she worked for 15 years in the telecommunications industry at Ameritech and at AT&T Bell Laboratories and AT&T Network Systems. Ms. Steffes is a director on the board of PNC Financial Services Corporation and PNC Bank, NA, a member of the Northern Illinois University College of Liberal Arts and Sciences advisory board and was formerly a trustee on the Carlow College Board in Pittsburgh. She holds a BS in Mathematics and MS in Computer Science from Northern Illinois University.

Recommendation by the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE EIGHT NOMINEES FOR DIRECTORS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of June [22], 2009 (or such other date as otherwise indicated in the footnotes below) by (i) each person known by us to be the beneficial owner of more than 5% of our common stock, (ii) each of our directors and nominees for directors, (iii) each “named executive officer” named in the Summary Compensation Table and (iv) all of our directors and executive officers as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all outstanding shares of common stock shown as beneficially owned by them.

Name	Shares Beneficially Owned	Percentage of Common Stock(1)
Anthony Ambrose(2)	72,703	*
Ken J. Bradley(2)	53,667	*
Brian Bronson(2)	162,641	*
Richard J. Faubert(2)	60,667	*
C. Scott Gibson(2)	78,167	*
Scott C. Grout(2)	512,527	2.14%
Julia A. Harper(2)(6)	208,733	*
Dr. William W. Lattin(2)	94,123	*
Christian A. Lepiane(2)	199,282	*
Kevin C. Melia(2)	53,667	*
Carl W. Neun(2)	48,667	*
Lorene K. Steffes(2)	43,667	*
Artisan Partners Limited Partnership(3)	1,872,600	7.97%
875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202
Barclays Global Investors, NA(3)	1,762,595	7.50%
400 Howard Street San Francisco, CA 94105
Credit Suisse(3)	1,203,208	5.12%
Uetlibergstrasses 231 P.O. Box 900 CH 8070 Zurich, Switzerland
The D3 Family Fund, L.P.(4)	4,527,463	19.26%
Nierenberg Investment Management Company 19605 NE 8th Street Camas, WA 98607
Dimensional Fund Advisors LP(3)	1,669,846	7.11%
Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746
Ronald J. Juvonen(3)	1,674,946	7.13%
Downtown Associates, L.L.C. 674 Unionville Road, Suite 105 Kennett Square, PA 19348
All directors and executive officers as a group (12 persons)(5)	1,380,342	5.62%

*	Less than 1%

(1)	Percentage ownership is calculated based on shares of our common stock outstanding on June [22], 2009.

(2)	Includes the number of shares of our common stock that could be purchased by exercise of options exercisable at June [22], 2009, or within 60 days thereafter as set forth below. No shares underlying restricted stock units will vest within 60 days of June [22], 2009:

Name	Options to Purchase Shares	Restricted Stock Units Vesting
Anthony Ambrose	42,683	—
Ken J. Bradley	48,667	—
Brian Bronson	132,541	—
Richard J. Faubert	50,667	—
C. Scott Gibson	47,083	—
Scott C. Grout	398,884	—
Julia A. Harper	168,044	—
Dr. William W. Lattin	53,667	—
Christian A. Lepiane	174,465	—
Kevin C. Melia	48,667	—
Carl W. Neun	43,667	—
Lorene K. Steffes	38,667	—

(3)	Based solely on information set forth in Schedule 13G dated December 31, 2008, filed with the SEC.

(4)	Based solely on information set forth in Form 4 dated December 29, 2008, filed with the SEC.

(5)	The total amount includes options to purchase [1,079,658] shares of our common stock exercisable within 60 days after June [22], 2009.

(6)	Julia A. Harper was no longer an executive officer as of November 17, 2008 and is no longer with the Company.

EXECUTIVE OFFICERS

Name	Age	Position
Scott C. Grout	46	President, Chief Executive Officer and Director
Brian Bronson	37	Chief Financial Officer
Anthony Ambrose	47	Vice President & General Manager
Christian A. Lepiane	50	Vice President, Worldwide Sales
John T. Major	49	Vice President, Corporate Operations

See Mr. Grout’s biography above.

Mr. Bronson joined us in 1999 and has been an officer since 2000. Prior to his being named as our Chief Financial Officer in November 2006, Mr. Bronson held the positions of our Vice President of Finance and Business Development and Treasurer and Chief Accounting Officer. Before joining RadiSys, from 1995 to 1999, Mr. Bronson held a number of financial management roles at Tektronix, Inc. where he was responsible for investor relations, finance and accounting functions for both domestic and international operations. Prior to joining Tektronix, Inc., Mr. Bronson practiced as a Certified Public Accountant with the accounting firm Deloitte and Touche, LLP. Mr. Bronson holds a bachelors degree in Business Administration and Communications from Oregon State University.

Mr. Ambrose joined us in 2007 as Vice President and General Manager of Communications Networks and has been an officer since 2008. Before joining our executive team, Mr. Ambrose was Intel Corporation’s General Manager of the Modular Communications Platform Division in the Communications Infrastructure Group. Mr. Ambrose joined Intel Corporation in 1983, where he utilized his leadership experience in engineering, development, sales and marketing. In his most recent role at Intel Corporation, his organization had the responsibility for servers, blades, boards and software to the telecommunications industry and he has led Intel Corporation’s ATCA efforts for the past several years. In addition to being an industry advocate and spokesperson for standards based platforms, Mr. Ambrose has a track record of developing products and building businesses worldwide. While he held the Director of Product Marketing position in the Enterprise Server Group at Intel Corporation, he developed the strategies for standard high volume server products, leading to a $1 Billion business. Mr. Ambrose holds a Bachelors of Science degree in Engineering from Princeton University, graduating Magna Cum Laude.

Mr. Lepiane joined us in 2003. Before joining RadiSys, Mr. Lepiane was vice president of worldwide sales for Lightspeed Semiconductor in Sunnyvale, California, a chip design company. Mr. Lepiane has also held various management level sales positions with Oplink Communications, OMM, Lucent and AT&T. With nearly 20 years of experience selling to global OEMs, Mr. Lepiane has been recognized for his ability to grow and manage worldwide sales organizations and successfully lead multifunctional teams through all phases of client platform selection and product life cycles. He also has extensive experience developing strategic alliances and negotiating contracts with major OEMs. Mr. Lepiane holds a B.S. from the University of Pittsburgh. He also received a M.B.A. from the University of California.

Mr. Major joined us in 2008 as Vice President of Global Operations. Prior to joining us, Mr. Major served as Vice President of Global Operations for Planar Systems, a company that provides display technologies and solutions for home, business, medical and industrial needs, since January 2008, and Vice President of Supply Chain and Manufacturing Operations for Tektronix, Inc. from October 2003 to January 2008, where he was responsible for worldwide operations, including the deployment of Lean Sigma. Prior to joining Tektronix, Inc., Mr. Major served as Vice President of Customer Support and Service for Xerox Office Printing Business from June 2000 to October 2003. Earlier in his career, Mr. Major served in a number of manufacturing leadership roles at Tektronix, Inc. and Digital Equipment Corporation. Mr. Major holds a Bachelor of Science degree in Mechanical Engineering and an Executive MBA from the University of Washington.

EXECUTIVE OFFICER COMPENSATION

Executive Compensation Discussion and Analysis (CD&A)

Section I: Introduction

This narrative describes the philosophy, approach and elements used by us and the Compensation and Development Committee of our Board of Directors to define, manage and review compensation paid to our executives. The philosophy and management approach for executive compensation described below applies to all executives including those executives designated as named executive officers with respect to 2008.

Our Compensation and Development Committee is responsible for the design and management of our executive compensation programs as well as the philosophy and programs for all employee compensation, benefit, and development programs on a worldwide basis. The Committee operates under a written charter, which is formally reviewed annually by the members of the Committee and is revised as needed. Our Board of Directors regularly reviews the Committee charter and any changes the Committee makes to it. The charter is available on our website at www.radisys.com under the investor relations tab.

Our Compensation and Development Committee regularly reviews and uses data, analysis and recommendations from internal staff and survey data from Radford, a division of Aon Corporation and an independent executive compensation survey and consulting firm, to establish the approach and implementation of executive compensation. The Committee maintains an annual calendar to guide the timing of its review, analysis, and decision making related to compensation, benefits, and development programs. Our Chief Executive Officer, Chief Financial Officer, and Human Resources staff provide management inputs and recommendations to the Committee on matters of executive compensation.

Our Board of Directors has delegated responsibility to the Compensation and Development Committee for final approval of decisions related to all executive employment offers, adjustments to base salary and bonus targets, equity grants and payments for executive incentive bonuses, as well as any executive change of control agreements, succession plans, and other programs which are related to the executives. Under the supervision of the Committee, our Chief Executive Officer, Chief Financial Officer and Human Resources staff have responsibility for the implementation of our executive compensation programs. The Committee also guides executive development programs and succession planning in order to maintain and develop the Company’s leadership and management capability.

Section II: Philosophy and Objectives of Executive Compensation Programs

The Compensation and Development Committee has adopted a philosophy of executive compensation that is based on performance and is competitive with other similar sized high tech companies. The goal of our compensation program is to attract and retain the executives and employees needed to achieve our business objectives, and to substantially link executive compensation with near-term performance on operating plans and longer-term strategic progress. Our executive compensation program is comprised of cash compensation (base salary and incentive bonus), equity incentive grants, employee benefits, a deferred compensation program, paid time off and a 401(k) matching plan.

Annually, our Compensation and Development Committee, with the assistance of the Chief Executive Officer, the Chief Financial Officer, and the Human Resources staff reviews base salaries, incentive bonus targets and equity compensation paid in the market by the peer group of companies identified in the Radford Total Compensation Survey U.S. Executive report. We believe the Radford Survey is a leading resource in the technology industry on competitive intelligence for vice-president-and-above level positions in the U.S. The survey includes data from over 700 companies and more than 17,600 incumbents representing a wide range of technology sub-industries. Results for 97 positions are published quarterly, providing participants with recent data. This information is used to assure our base salaries, incentive bonus targets and equity grants are competitive with other companies in the same industry and revenue size. The Committee believes that using third party peer group benchmark data is essential to determining market competitive compensation to ensure the attraction and retention of key management. To ensure accurate data collection based on actual job duties, our executive positions are individually benchmarked with the Radford Survey data using a detailed review of the job responsibilities and scope for each executive role as defined by their job descriptions.

Our Compensation and Development Committee has historically considered salary, bonus and equity compensation as a package in making annual compensation decisions and uses “tally sheets” to consider and evaluate the total potential compensation of executives from all sources upon various scenarios and any benefits associated with voluntary and involuntary termination of employment.

Section III: Design of Our Compensation Programs, Individual Elements, and Impact of Performance on Compensation

The design of our executive compensation program includes three main categories:

1.	Cash compensation, which includes base salary, incentive bonus plan (target and actual) and other potential incentive cash awards.

2.	Equity incentive awards, which may include stock option grants, restricted stock grants, or a combination thereof.

3.	Employee benefits, including health care insurance, employee stock purchase program under the RadiSys Corporation 1996 Employee Stock Purchase Plan (“ESPP”), 401(k) plan, flexible spending accounts, life insurance, and other benefits. Employee benefit programs are the same for all U.S. employees including executive officers. Executive officers receive no special employee benefits except that U.S. employees at director level and above are eligible to participate in our Non-Qualified Deferred Compensation Plan. By approval of our Compensation and Development Committee, change of control agreements and severance agreements are used in selected situations as described in the section outlining potential post-employment payments.

Total Cash Compensation. The total cash compensation for an executive is the sum of the base salary amount plus the cash incentive bonus amount. Our goal is for an executive’s targeted total cash compensation to be approximately equal to the 50th percentile of the Radford median market data when shared and individual objectives are met. At the end of 2008, the total cash compensation for our Chief Executive Officer at 100% cash incentive bonus payout was at the 35th percentile of Radford market data and our Chief Financial Officer was at the 37th percentile. The average total cash compensation among the rest of the named executive officers at 100% cash incentive bonus payout was at the 58th percentile of Radford market data.

Base Salary. Our objective is that the base salaries of our executives be between the 25 th and 50th percentile (median) of the market data. At the end of 2008, the base salary was at the 34th percentile of Radford market data for our Chief Executive Officer and the 39th percentile for our Chief Financial Officer. The base salary for the rest of the named executive officers was at the 43rd percentile of the Radford market data. This approach is based on the principle that a competitive base salary is required to attract and retain the qualified and experienced executive talent required to effectively lead and manage our business, while placing more upside in incentive bonus targets.

Our Compensation and Development Committee reviews base salary for each executive on an annual basis as part of the Company-wide merit review process. The amount of any merit increase to an executive’s base salary is determined based on a combination of the current position of the executive’s pay against market data and the executive’s performance and results during the past year. Our Chief Executive Officer is responsible for assessing the performance of each executive reporting to him. The Committee assesses the performance of our Chief Executive Officer annually. The Chief Executive Officer performance review process includes a Chief Executive Officer self appraisal, a formal Board of Directors evaluation process as well as a written performance appraisal delivered by the Chairman of the Board of Directors. In addition the Committee reviews the overall performance assessment of his direct reports, including all named executive officers.

An executive’s base salary is increased if warranted based on the executive’s performance and business results provided the resulting base salary remains within the targeted zone of the market data. By exception, our Compensation and Development Committee or Chief Executive Officer may determine that an individual executive’s base salary should be above (or below) the targeted zone due to extenuating factors. In this case the executive’s compensation may be outside the targeted zone. In 2008, our executive and broad employee base salaries increased an average of 3% based on performance and market data. Due to the uncertain economic climate, on January 27, 2009, the Board of Directors decided to forego any Board and Executive merit increases for 2009.

Cash Incentive. Based on Radford survey data, job level, and our compensation program philosophy, each executive is assigned an annual cash incentive bonus amount. The executive cash incentive bonus is designed to be a significant portion of executive compensation in order to create high incentive for our executives to perform against annual and strategic objectives. The cash incentive bonus when paid at 100% of plan is targeted to be at the 50th to 75th percentile of the Radford market data. By setting the potential (target) incentive bonus to be between the 50th to 75th percentile, our Compensation and Development Committee believes that we are encouraging our executives to achieve higher levels of performance. At the end of 2008, the cash incentive bonus at 100% payout was at the 31st percentile of Radford market data for our Chief Executive Officer and at the 33rd percentile for our Chief Financial Officer. The cash incentive bonus at 100% payout for the rest of the named executive officers was at the 63rd percentile of the Radford market data.

In addition, there is a difference between targeted bonus and actual paid bonus. Actual bonus payments are funded by profitability against our target model and paid out based on the performance by each executive to defined objectives. For the five years leading up to 2008, actual total cash compensation funded for all executives has been below targeted compensation as we continued to invest in new strategies which impacted profitability and therefore the level of bonuses funded. This curtailed funding of bonuses would have further reduced the performance to Radford benchmarks referenced above.

Our incentive bonus target is expressed as a dollar amount and the incentive bonus pool for executives as well as all employees is funded based on certain levels of non-GAAP operating income. Operating income goals and resulting bonus pool funding levels are established at the beginning of each year through our annual operating plan process. Actual operating income results determine the available bonus pool. This incentive bonus pool is calculated by our Finance department with review and approval by our Compensation and Development Committee on a semi-annual basis along with any actual payouts to each executive, including our Chief Executive Officer. Our Chief Financial Officer calculates the proposed bonus payout amounts based on the bonus pool, performance results, and the individual executive’s bonus target. If we underachieve or over-achieve our objectives for operating income, the bonus pool is adjusted accordingly. In addition, minimum levels of non-GAAP operating income must be met before there is any payout. Further lower achievement of individual annual and strategic objectives would also reduce the payout. Funding levels for the bonus pool have been 162%, 50%, and 67% for 2008, 2007 and 2006, respectively. The incentive bonuses of other executives are designed and managed using the same performance based program as our named executive officers.

The Compensation and Development Committee establishes the maximum payout which could be made on an annual basis at the beginning of the year. For example, the maximum payout which could have been made in 2008 was two times the targeted amount. The Committee also has discretion to make adjustments to individual bonus payouts to executives and the broad employee base when in its business judgment, it believes that the results obtained by the formula may not provide the appropriate judgment of performance. In 2008, the Committee used its discretion to increase the earned payouts to certain named executive officers by a total of $135,000.

Our other employees also participate in a bonus program with targeted annual bonus amounts based on the level of their position in the organization and for performance to established objectives in the case of non-executive management. The incentive bonuses of all other Company non-executive management are designed and managed using a performance based program similar to our executives, as described below. For the year 2008, the bonus pool payout for all eligible employees was approximately 162% of the annual target amount. This is the same percentage bonus pool paid for executives, including our Chief Executive Officer.

The calculation of an individual executive’s bonus is based on the calculated bonus pool times performance against shared/corporate objectives (weighted 50%) and performance against department/individual objectives (weighted 50%). The Committee believes that assigning equal weights to the shared/corporate objectives and department/individual objectives provides an appropriate balance of rewarding and encouraging overall performance to promote teamwork with recognizing and rewarding individual/department performance.

Our shared/corporate objectives are developed by our Chief Executive Officer and reviewed by our Board of Directors. The shared/corporate objectives and progress towards these objectives are periodically reviewed by our Board of Directors and Compensation and Development Committee during the year. For 2008, these shared objectives related to enhancements to customer service, the successful integration of the Intel Modular Communications Platform ATCA business we acquired in the fourth quarter of 2007, a ramp-up of revenues on new products, and targeted market share growth. On average, the shared/corporate objectives were 96% achieved based on the annual operating plan.

Individual objectives for each executive officer are developed by the Chief Executive Officer with the executive and then reviewed by the Compensation and Development Committee. The individual performance objectives include both quantitative and subjective metrics, such as quality, service, new product introduction, sales, design wins, working capital and cost improvements, and strategy realization, depending on the job function of the executive. Individual executive bonus amounts paid out vary depending on the individual results against these objectives. For 2008, the Committee determined that the individual performance objectives were 115%, 93%, 86%, 96% and 97% achieved by Mr. Bronson, Mr. Lepiane, Ms. Harper, Mr. Ambrose and Mr. Grout, respectively. The Committee reviews and approves our Chief Executive Officer’s quantitative assessment of executive performance and the proposed executive bonus amounts to be paid to each executive with such qualitative modifications as the Committee may make at its discretion. The Committee assesses performance of our Chief Executive Officer and determines the amount of bonus to be paid to our Chief Executive Officer based on the same calculation used for other executives.

In addition to our cash-based, pay-for-performance incentive compensation plan described above, we maintain a cash-based reward program for selected members of our sales and marketing departments who can most directly impact revenues of our media server business (“MSBU Plan”). The named executive officer participants in the MSBU Plan include Messrs. Ambrose and Lepiane. Payouts under the MSBU Plan are determined based on the achievement of the pre-determined revenue objectives of our media server business unit. The objectives for the MSBU Plan are proposed by our Chief Executive Officer and reviewed, modified and approved by our Compensation and Development Committee. Depending on the actual results, as determined by the Committee, final payouts may be below (but not above) the targeted amount payable at 100% of the objectives’ achievement. The MSBU Plan payout pool is calculated by our Finance department with review and approval by our Chief Executive Officer and the Committee.

Equity Incentive Awards. We believe that long-term incentives in the form of stock options, restricted stock, or other equity instruments are a highly effective way to link the interests of management and shareholders, and to motivate management to drive longer term shareholder value. Stock option and/or restricted stock grants are made to executives under the RadiSys Corporation 2007 Stock Plan (the “2007 Stock Plan”). For 2008, the annual equity grant made to each executive consisted of stock options and restricted stock units. For 2009, the annual equity grant made to each executive consisted solely of stock options. The decision to grant only stock options was due to the Company’s stock price and the ongoing effort to reduce overall burnrate under the 2007 Stock Plan.

Our Compensation and Development Committee uses Radford survey data as a reference point in determining the amounts and allocation of equity grants by executive position. Radford survey data on equity grants to executives at similar sized high tech companies is reviewed and analyzed annually. The Committee’s objective is to provide equity grants to executives that are at approximately the 50th to 75th percentile of market data for the Radford Survey peer group companies. In addition, the retentive value of past grants for each executive is reviewed to ensure that the value of unvested equity grants is in line with benchmarks and is of sufficient value to assure retention and strong performance incentive for the executive in future years.

All equity grants to newly hired executives and annual (“refresher”) grants to existing executives are reviewed and approved by our Compensation and Development Committee using the above mentioned factors of market data, the total retention value, and the executive’s projected level of future contribution. Grants of equity awards are made at predetermined times and are not intentionally scheduled to coincide with the disclosure of favorable or unfavorable information. Each year we review to determine whether refresher grants are necessary to continue to motivate management and employees while providing long term incentives.

Our Compensation and Development Committee anticipated implementing a new, performance-based Long-Term Incentive Plan (“LTIP”) in 2008, following its approval by shareholders in May 2008. The LTIP is intended to create an incentive for exceptional performance in addition to our annual refresher stock program that enables us to attract, retain and motivate senior executives and other key employees. The difference between the annual refresher stock program and LTIP is that the LTIP grants are performance based and participants are only eligible to receive these awards if certain financial or strategic metrics, meet or exceed threshold targets established by our Compensation and Development Committee. These targets will be “stretch” goals above the targets in our operating plan and require superior corporate performance to be earned.

The LTIP awards, when combined with annual refresher stock grants made to executives, are designed to strongly align equity grants with higher levels of Company performance. Because of the dramatic change in the global economic environment, it became difficult to establish longer-range corporate performance targets at the end of 2008 and our Compensation and Development Committee decided to delay the start of the LTIP program.

Finally, our executive officers are expected to acquire and hold a minimum number of shares equal to one year of their annual base salary. The minimum amount is expected to be reached within three to five years from joining us or being promoted to an executive role. Of our five current named executive officers, four have already reached this ownership goal, including our Chief Executive Officer who is over four times the stock ownership goal.

Executive and Employee Benefits. RadiSys provides employee benefit programs to executive officers which are the same as those benefits provided to other employees in the same country. Our U.S. based employee benefit programs include medical/dental/vision plans, ESPP, 401(k) plan, tuition reimbursement, life insurance, short term disability and long term disability. Employee benefit programs are targeted to be approximately at the 50th to 60th percentile of market data of employee benefit programs for similar high tech companies using the same survey firm used for executive compensation data. Our employee benefit programs are benchmarked at least annually to ensure that program design reflects current market practices and is cost effective.

Our executive officers, directors and director level equivalents (i.e. employees who are classified as a principal) and members of our Board of Directors are also eligible to participate in the RadiSys Corporation Deferred Compensation Plan. For further description of our Deferred Compensation Plan, please refer to the narrative following the 2008 Nonqualified Deferred Compensation Table. The gains or losses of participants in the Deferred Compensation Plan based on their investment choices are not a factor in determining an executive’s base, incentive bonus target, equity, or any other forms of reward or recognition.

We do not provide our executives with any special perquisites such as club memberships, pension plans, automobile allowances, or dwellings for personal use. Relocation packages to newly hired executives and other newly hired employees are defined within our hiring policy and are based on standard market practices for executive level relocation.

Section IV: Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits to $1,000,000 per person the amount that we may deduct for compensation paid to our Chief Executive Officer and four highest compensated officers who are named executive officers (other than the Chief Executive Officer) in any year. The levels of salary and annual cash incentive bonus we generally pay to our executive officers do not exceed this limit. In addition, Section 162(m) specifically exempts certain performance-based compensation from the deduction limit. The stock options granted to executive officers under the RadiSys Corporation 2007 Stock Plan are considered performance based for purposes of Section 162(m) and are therefore not subject to the $1,000,000 limitation. The intent of our Compensation and Development Committee is to design compensation that will be deductible without limitation, where doing so will further the purposes of our executive compensation program. The Committee will, however, take into consideration various other factors described in this CD&A, together with Section 162(m) considerations, in making executive compensation decisions and could, in certain circumstances, approve and authorize compensation that is not fully tax-deductible.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning compensation paid or accrued for services to us in all capacities for the last fiscal year for:

•	the individuals who served as our Chief Executive Officer and Chief Financial Officer during fiscal year 2008;

•

our most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer whose total compensation exceeded $100,000 and who were serving as executive officers at the end of fiscal year 2008; and

•	one other individual for whom disclosure would have been provided, but for the fact that the individual was not serving as an executive officer at the end of the last completed fiscal year.

The above individuals are referred to hereafter as the “named executive officers.”

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1)(2) ($)	Option Awards(1)(3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Scott Grout	2008	476,242	—	522,162	613,836	641,066	—	8,160	2,261,466
President & Chief Executive Officer	2007	452,413	—	441,742	483,821	176,600	—	8,010	1,562,586
	2006	434,385	—	283,007	459,233	218,400	—	7,860	1,402,885

Brian Bronson	2008	293,352	20,000	203,446	292,279	320,501	—	8,150	1,137,728
Chief Financial Officer	2007	273,844	39,500	160,811	249,834	73,400	—	7,710	805,100
	2006	189,877	13,000	53,586	115,185	54,100	—	7,344	433,092

Anthony Ambrose	2008	267,039	20,000	98,830	137,186	266,908	—	8,022	797,985
Vice President & General Manager, CNBU

Julia Harper(6)	2008	254,892	20,000	143,096	234,174	239,007	—	8,025	899,194
VP Corporate Operations	2007	244,551	—	114,440	283,089	88,400	—	7,637	738,117
	2006	263,269	—	76,880	220,876	91,400	—	8,062	660,487

Christian Lepiane	2008	255,367	20,000	152,108	214,671	286,297	—	8,024	936,467
VP Worldwide Sales	2007	238,696	25,000	118,658	237,228	77,600	—	7,691	704,873
	2006	226,123	—	81,115	187,983	118,600	—	7,547	621,368

(1)	The amounts included in the Stock Awards and Option Awards columns include stock-based compensation cost we recognized in fiscal 2008 in accordance with Statement of Financial Accounting Standards No. 123(R) (revised 2004), “Share-Based Payment” (“Stock-based Compensation Cost”). We continue to use the Black-Scholes model to measure the grant date fair value of stock options and ESPP shares. The grant date fair value of stock options that are expected to vest is recognized on a straight-line basis over the requisite service period, which is equal to the option vesting period which is, generally, three years. The grant date fair value of ESPP shares that are expected to vest is recognized on a straight-line basis over the requisite service period, which is generally 18 months, subject to modification at the date of purchase due to the ESPP look-back feature. For a discussion of the valuation assumptions used to value the options and shares purchased or to be purchased under the ESPP, see Note 19 to our Consolidated Financial Statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2008. We compute the grant date fair value of restricted stock as the closing price of our shares as quoted on the Nasdaq Global Select Market (“Nasdaq”) on the date of grant or the first date of the underlying service period, whichever occurs first. The grant date fair value of restricted shares that are expected to vest is recognized on a straight-line basis over the requisite service period, which is three years.

(2)	The amounts included in the Stock Awards column include Stock-based Compensation Cost we recognized in fiscal 2008 related to unvested restricted share awards for which the first date of the underlying service period occurred during 2008.

(3)	The amounts included in the Option Awards column include Stock-based Compensation Cost we recognized in fiscal 2008 related to unvested stock option awards and the ESPP.

(4)	The Summary Compensation Table only requires disclosure of above-market or preferential returns on nonqualified deferred compensation. The 2008 Nonqualified Deferred Compensation Table below discloses all earnings under our Non-Qualified Deferred Compensation Plan during 2008. Participants in our Non-Qualified Deferred Compensation Plan make voluntary contributions to their accounts and in some cases we make matching contributions to the extent that a participant loses the Company match in our 401(k) plan due to the effect of participation in the Non-Qualified Deferred Compensation Plan. Participants elect to benchmark earnings on their accounts to the performance of third-party investment funds available to them under the Non-Qualified Deferred Compensation Plan. Participants select from among the funds available to them. Earnings are calculated and applied to participant accounts daily and may be positive or negative, based on individual fund performance. Although the funds offered to participants under our Non-Qualified Deferred Compensation Plan differ from those of our 401(k) plan, the number of funds and investment objectives of each fund are similar to those of the 401(k) plan. In accordance with SEC rules and publicly available interpretations of these rules by the SEC Staff, earnings on deferred compensation invested in third-party investment vehicles, such as mutual funds, need not be reported as compensation on the Summary Compensation Table.

(5)	The table below details the amounts included in the All Other Compensation column for 2008:

	401(k) Contributions	Term Life Insurance Payments	Contributions to our Non-Qualified Deferred Compensation Plan
Scott C. Grout	$6,900	$1,260	$—
Brian Bronson	6,900	1,250	—
Anthony Ambrose	6,900	1,122	—
Julia A. Harper	6,900	1,125	—
Christian Lepiane	6,900	1,124	—

(6)	Julia A. Harper was no longer an executive officer as of November 17, 2008. Effective as of April 2, 2009, Ms. Harper resigned and terminated her employment with the Company. In connection with the termination of Ms. Harper’s employment, the Company entered into an agreement with Ms. Harper providing for certain severance benefits to be received by Ms. Harper in connection with the termination of her employment with the Company, including without limitation, a severance payment equal to nine months of base pay, COBRA benefits for nine months, extension of exercise periods of certain vested stock options and a right to receive limited reimbursement for outplacement services (these amounts are not included in the total compensation for 2008).

2008 GRANTS OF PLAN BASED AWARDS

Name	Grant Date(1)	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards			Full Grant Date Fair Value ($)	Exercise or Base Price of Option Awards ($/sh)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Scott Grout	3/17/2008	3/13/2008				—	100,000	—	379,090	9.44
	3/17/2008	3/13/2008				—	26,753	—	252,548	N/A
			—	361,920	723,840

Brian Bronson	3/17/2008	3/13/2008				—	47,000	—	178,172	9.44
	3/17/2008	3/13/2008				—	15,523	—	146,537	N/A
			—	161,160	322,320

Anthony Ambrose	1/1/2008	12/12/2007				—	4,000	—	58,760	N/A
	3/17/2008	3/13/2008				—	12,300	—	46,628	9.44
	3/17/2008	3/13/2008				—	4,062	—	38,345	N/A
	2008 Incentive Compensation Plan		—	150,000	300,000
	MSBU Plan		19,008	(3)	56,056

Julia Harper	3/17/2008	3/13/2008				—	28,000	—	106,145	9.44
	3/17/2008	3/13/2008				—	9,248	—	87,301	N/A
			—	166,400	332,800

Christian Lepiane	3/17/2008	3/13/2008				—	33,000	—	125,100	9.44
	3/17/2008	3/13/2008				—	10,899	—	102,887	N/A
	2008 Incentive Compensation Plan		—	162,330	324,660
	MSBU Plan		23,200	(3)	67,200

(1)	Grant Date applies only to grants of equity awards.

(2)	Represents estimated payouts during 2008 fiscal year. Under the 2008 Incentive Compensation Plan, minimum levels of non-GAAP operating income and achievement of individual annual and strategic objectives must be met before there is any payout into the bonus pool under the plan, which means that the minimum payout of any named executive officer’s individual bonus cannot be determined.

(3)	There is no target payout under this Plan. Payouts are made at the Maximum amount if maximum revenue targets defined in the Plan are achieved or exceeded. Payouts are pro-rated between the Threshold and Maximum amounts when revenue results are between minimum and maximum targeted amounts as defined in the Plan.

Narrative Description of Additional Material Factors—Summary Compensation Table & 2008 Grants of Plan-Based Awards Table

Equity Incentive Plans: Stock option and restricted stock unit awards are made under the RadiSys Corporation 2007 Stock Plan. Grants of stock options become exercisable for one-third of the total option shares on the first anniversary of the date of grant and become exercisable in monthly increments equal to 1/36th of the total option shares, cumulatively, each month thereafter, becoming fully exercisable on the 3rd anniversary of the date of grant. The term of each option grant is seven years. No consideration is payable by the named executive for grants of restricted stock units/awards. Grants of restricted stock units become vested for one-third of the award shares on each anniversary of the date of grant.

The grant dates for equity awards during 2008 were established by our Compensation and Development Committee during meetings prior to each grant date.

Non-Equity Incentive Plans: We maintain a cash-based, pay-for-performance annual Incentive Compensation Plan in which executive officers are eligible for potential cash bonuses dependent upon the level of achievement of the stated corporate goals and department/individual performance goals, calculated on the basis of a fixed semi-annual target dollar amount. Depending on the pool funding level, achievement of the stated corporate goals and individual/department performance goals, the bonus may be less than or greater than the target bonus.

The actual bonus payouts are calculated and paid semi-annually. Bonuses earned between January 1 and June 30 are generally paid in early August; bonuses earned between July 1 and December 31 are generally paid in the following February. Our Compensation and Development Committee determines the actual bonuses based initially on our achievement of certain financial objectives that are based on our annual targeted operating plan. For 2008 and previous years, the Committee used operating income as the financial objective to determine funding of the bonus pool.

The actual operating income payout percentage is determined at the end of the semi-annual period. The operating income payout percentage payout multiplied by the target bonus and percent goal achievement for each executive officer determines the executive’s semi-annual bonus. The Compensation and Development Committee then reviews additional information we provided on the individual executive’s performance and his or her department’s collective performance, and may make subjective adjustments to the initial calculation.

Depending upon actual department/individual performance results, as determined by the Compensation and Development Committee, an executive’s final bonus payout may be above or below the initial calculation. However, generally, the aggregate amount of bonuses paid to all executive officers will not exceed that calculated by the formula stated above, which represents the bonus funding pool.

In September 2007, our Compensation and Development Committee approved the MSBU Plan. The MSBU Plan is a cash-based motivation and reward program for selected members of our sales and marketing departments who can most directly impact revenues of our media server business. Messrs. Ambrose and Lepiane, two of our named executive officers, participate in the MSBU Plan. Payouts under the MSBU Plan are determined based on the achievement of pre-determined revenue objectives of our media server business.

Payouts under the MSBU Plan are calculated and made on a quarterly basis. Payouts are made if the average of the past quarter’s results, the current quarter’s results and the forecasted next quarter results of our media server business are at, or above, certain revenue levels. Payouts are made at 100% of the maximum payout amount if the results for each of the quarters meet the revenue targets and are prorated for lower levels. The MSBU Plan objectives for 2008 were considered difficult to obtain at the maximum level and have been set at a higher level in 2009 in order to payout at the same level.

For the second, third and fourth quarters of 2008, our Compensation and Development Committee determined that the media server business stretch objectives achieved by both Mr. Ambrose and Mr. Lepiane were 67.46%, 89.09% and 100%, respectively.

2008 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards(1)						Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/share)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value or Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable		Unexercisable
Scott Grout	—		100,000	—	9.44	3/17/2015	26,753	147,944	—	—
	68,997		69,003	—	13.56	6/5/2014	5,834	32,262	—	—
	44,778		7,222	—	20.75	5/2/2013	30,667	169,589	—	—
	50,000		—	—	14.23	5/2/2012	—	—	—	—
	50,000		—	—	15.13	2/9/2012	—	—	—	—
	100,000		—	—	19.12	3/15/2011	—	—	—	—

Brian Bronson	—		7,711	—	9.44	3/17/2015	15,523	85,842	—	—
	14,200		14,200	—	13.56	6/5/2014	6,334	35,027	—	—
	25,000		11,000	—	18.34	11/6/2013	7,579	41,912	—	—
	8,656		7,744	—	20.75	5/2/2013	1,800	9,954	—	—
	14,122		2,278	—	14.23	5/2/2012	—	—	—	—
	7,500		—	—	22.31	4/20/2011	—	—	—	—
	10,000		—	—	19.12	3/15/2011	—	—	—	—
	9,603	(2)	—	—	21.28	3/1/2011	—	—	—	—
	5,000		—	—	17.461	4/10/2009	—	—	—	—
	4,250		—	—	16.76	3/20/2009	—	—	—	—

Anthony Ambrose	—		12,300	—	9.44	3/17/2015	4,062	22,463	—	—
	4,000		8,000	—	14.69	12/12/2014	4,000	22,120	—	—
	22,916		14,584	—	16.48	2/26/2014	8,000	44,240	—	—

Julia Harper	—		28,000	—	9.44	3/17/2015	9,248	51,141	—	—
	8,450		8,450	—	13.56	6/5/2014	3,734	20,649	—	—
	26,264		4,236	—	20.75	5/2/2013	3,367	18,620	—	—
	54,200		—	—	14.23	5/2/2012			—	—
	50,000		—	—	19.12	3/15/2011	—	—	—	—
	19,000		—	—	7.039	1/28/2010	—	—	—	—
	5,140		—	—	5.33	10/17/2009	—	—	—	—
	15,000		—	—	12.26	7/16/2009	—	—	—	—
	5,000		—	—	19.49	1/11/2009	—	—	—	—

Christian Lepiane	—		33,000	—	9.44	3/17/2009	10,899	60,271	—	—
	10,650		10,650	—	13.56	6/5/2014	4,734	26,179	—	—
	21,786		3,514	—	20.75	5/2/2013	2,800	15,484	—	—
	43,200		—	—	14.23	5/2/2012	—	—	—	—
	75,000		—	—	17.58	9/15/2010	—	—	—	—

(1)	Unless otherwise noted, grants of option awards become exercisable for one-third of the total option shares on the first anniversary of the date of grant and become exercisable in monthly increments equal to 1/36th of the total option shares, each month thereafter, becoming fully exercisable on the 3rd anniversary of the date of grant. Grants of restricted stock awards become vested for one-third of the award shares on each anniversary of the date of grant.

(2)	Option award vested on November 12, 2004.

2008 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Scott Grout	70,000	570,189	32,834	321,269
Brian Bronson	—	—	10,387	114,621
Anthony Ambrose	—	—	4,500	45,180
Julia Harper	—	—	6,900	60,936
Christian Lepiane	—	—	7,500	64,225

2008 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Scott Grout	47,136	—	(109,778)	—	196,731
Brian Bronson	—	—	—	—	—
Anthony Ambrose	—	—	802	—	43,462
Julia Harper	91,250	—	(62,571)	10,259	664,471
Christian Lepiane	12,752	—	(101,151)	—	215,192

(1)	The amounts reported in this column are included in the Salary and Non-Equity Incentive Plan Compensation columns in the Summary Compensation Table above.

(2)	The amounts reported in this column are included in the All Other Compensation column in the Summary Compensation Table above.

Narrative Disclosure Describing Material Factors—2008 Nonqualified Deferred Compensation Table

Executives and other select employees can participate in a deferred compensation program. Executive contributions to this program may be made from salary, sales commission payments and/or incentive bonus, excluding the MSBU Plan. A maximum of 90% of salary and 100% of sales commission payments and/or incentive bonus may be deferred. Base salary and bonus elections apply to compensation earned during the plan year. Sales commission elections apply to compensation paid during the plan year. Employee contributions are credited to the account balance on the date they would otherwise have been paid to the participant. We only make Company contributions to the Non-Qualified Deferred Compensation Plan in situations where such contributions are needed to restore any match lost in the 401(k) plan due to the effect of participation in the Non-Qualified Deferred Compensation Plan. Any such matching contributions are credited as soon as practicable following the end of the plan year.

Participants select from among the funds available to them. Earnings are calculated and applied to participant accounts daily and may be positive or negative, based on individual fund performance. Although the funds offered to participants under our Non-Qualified Deferred Compensation Plan differ from those of our 401(k) plan, the number of funds and investment objectives of each fund are similar to those of the 401(k) plan.

Aggregate Distributions are any distributions made to a participant measured from participation commencement in the Non-Qualified Deferred Compensation Plan to the end of the proxy reporting period. Distributions are paid in the form elected by the participant in the Participation Agreement filed prior to the beginning of each plan year. The participant may elect to receive payment during employment or upon separation from service. Available forms of payment made during employment are lump sum or annual installments over a maximum of five years. Available forms of payment made following a separation from service are lump sum or annual installments over a maximum of 15 years.

POTENTIAL POST-EMPLOYMENT PAYMENTS

Our Compensation and Development Committee has adopted guidelines on severance and change of control agreements to help ensure that written severance or change of control agreements are offered to our executive officers only if special business needs indicate that such agreements are necessary or advisable.

On December 24, 2008, we entered into a Change of Control Agreement with our Chief Executive Officer, Scott C. Grout, to update a preexisting agreement to comply with changes in tax laws. Mr. Grout’s Change of Control Agreement provides that if we terminate his employment with us (other than for cause, death or disability) or if he terminates his employment with us for good reason within 12 months following a change of control or within three months preceding a change of control, Mr. Grout is entitled to receive severance pay in a cash amount equal to 12 months of Mr. Grout’s annual base pay at the highest annual rate in effect at any time within the 12-month period preceding the date of termination. Upon such a termination, Mr. Grout would receive 25% of the severance pay on the date that is six months and one day following termination and the remaining 75% would be paid in six periodic payments on regular paydays, provided that the first remaining payment will be an amount equal to one-half of the aggregate amount of the remaining payments so long as during the period of remaining payments Mr. Grout does not serve as or become a director, officer, partner, limited partner, employee, agent, representative, material stockholder, creditor, or consultant of or to, or serve in any other capacity with any business worldwide that shall in any manner (i) engage or prepare to engage in any business which competes directly with us or (ii) solicit, hire, or otherwise assist in any effort that attempts to employ or otherwise utilize the services of any of our employees. Upon such termination, and in addition to severance pay, Mr. Grout is also entitled to receive COBRA benefits for 12 months. Upon such termination, all stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other similar awards granted to Mr. Grout shall be immediately exercisable in full in accordance with the applicable provisions of the relevant award agreement and the plan; and any risk of forfeiture included in any restricted stock or other similar award shall immediately lapse. Stock options (other than those considered Incentive Stock Options) and stock appreciation rights shall also be amended to permit Mr. Grout to exercise such stock options and stock appreciation rights for a period of time equal to the earlier of (i) the period of 180 days after the date of Mr. Grout’s termination; or (ii) the date that each stock option and stock appreciation right would otherwise expire by its original terms had Mr. Grout not terminated. Had the Change of Control Agreement been in effect and a triggering event occurred on December 31, 2008, such that Mr. Grout would become entitled to benefits under his Change of Control Agreement, Mr. Grout would have been entitled to receive the payments described below.

On December 24, 2008, we entered into an Employment Agreement including Severance Agreement with Scott C. Grout, to update a preexisting agreement to comply with changes in tax laws. If Mr. Grout’s employment with us is terminated other than for cause and contingent on Mr. Grout signing a release agreement, Mr. Grout is entitled to receive severance pay in a lump sum cash amount equal to 12 months of Mr. Grout’s annual base pay at the rate in effect immediately before the date of termination. Had Mr. Grout’s employment been terminated by us without cause, and if he had signed a release agreement, on December 31, 2008, Mr. Grout would have become entitled to receive the payment described below.

Scott Grout	Termination Following a Change of Control		Termination Under Employment/Severance Agreement
Severance Payments	$476,736		$476,736
Equity Acceleration	$349,795	(1)	—
Health Insurance Benefits	$17,011		$17,011

(1)	Options to acquire 176,225 shares would have accelerated and vested. However, all of the options would have had an exercise price greater than the closing market price on December 31, 2008. Restricted stock with a market value of $349,795 would have accelerated and vested.

On December 23, 2008, we entered into a Change of Control Agreement with our prior Vice President of Corporate Operations, Julia A. Harper, to update a preexisting agreement to comply with changes in tax laws. Effective as of April 2, 2009 Ms. Harper resigned and terminated her employment with the Company, and as a result, her Change of Control Agreement is no longer in effect.

Ms. Harper’s Change of Control Agreement provided that if we were to terminate her employment with us (other than for cause, death or disability) or if she were to terminate her employment with us for good reason within 12 months following a change of control or within three months preceding a change of control, Ms. Harper would have been entitled to receive severance pay in a cash amount equal to 12 months of Ms. Harper’s annual base pay at the highest annual rate in effect at any time within the 12-month period preceding the date of termination. Upon such termination, and in addition to severance pay, Ms. Harper would have also been entitled to receive COBRA benefits for 12 months. Upon such termination, all stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other similar awards granted to Ms. Harper would have become immediately exercisable in full in accordance with the applicable provisions of the relevant award agreement and the plan; and any risk of forfeiture included in any restricted stock or other similar award would have immediately lapsed. Had the Change of Control Agreement been in effect and a triggering event occurred on December 31, 2008, such that Ms. Harper would have become entitled to benefits under her Change of Control Agreement, Ms. Harper would have been entitled to the payments detailed below.

Julia Harper	Termination Following a Change of Control
Severance Payments	$254,616
Equity Acceleration	$90,410	(1)
Health Insurance Benefits	$8,772

(1)	Options to acquire 40,686 shares would have accelerated and vested. However, all of the options would have had an exercise price greater than the closing market price on December 31, 2008. Restricted stock with a market value of $90,410 would have accelerated and vested.

On April 9, 2009, we entered into an Executive Severance Agreement with Ms. Harper, which is described under the Summary Compensation Table.

On December 22, 2008, we entered into a Change of Control Agreement with our Chief Financial Officer, Brian Bronson, to update a preexisting agreement to comply with changes in tax laws. Mr. Bronson’s Change of Control Agreement provides that if we terminate his employment with us (other than for cause, death or disability), or if his employment terminates as a result of a requirement that he accept a position greater than 25 miles from his current work location or a position of less total compensation within 12 months following a change of control, Mr. Bronson is entitled to receive severance pay in a cash amount equal to 12 months of Mr. Bronson’s annual base pay at the highest annual rate in effect at any time within the 12-month period preceding the date of termination. Upon such termination, and in addition to severance pay, Mr. Bronson is also entitled to receive COBRA benefits for 12 months. Upon such termination, all stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other similar awards granted to Mr. Bronson shall be immediately exercisable in full in accordance with the applicable provisions of the relevant award agreement and the plan; and any risk of forfeiture included in any restricted stock or other similar award shall immediately lapse. Stock options (other than those considered Incentive Stock Options) and stock appreciation rights shall also be amended to permit Mr. Bronson to exercise such stock options and stock appreciation rights for a period of time equal to the earlier of (i) the period of 180 days after the date of Mr. Bronson’s termination; or (ii) the date that each stock option and stock appreciation right would otherwise expire by its original terms had Mr. Bronson not terminated. Had the Change of Control Agreement been in effect and a triggering event occurred on December 31, 2008, such that Mr. Bronson would become entitled to benefits under his Change of Control Agreement, Mr. Bronson would have been entitled to the payments detailed below.

On December 22, 2008, we entered into an Executive Severance Agreement with Brian Bronson, to update a preexisting agreement to comply with changes in tax laws. If Mr. Bronson’s employment with us is terminated other than for cause, death or disability, Mr. Bronson will be entitled to (i) a payment of twelve months base pay, (ii) up to twelve months of continued coverage pursuant to COBRA under the Company’s group health plan, (iii) stock-based incentive compensation plan payout under our LTIP pursuant to the terms of and within the periods specified in the LTIP (when implemented), and (iv) partial cash-based incentive compensation plan payout, if any. Had Mr. Bronson’s employment been terminated by us without cause on December 31, 2008, Mr. Bronson would have become entitled to receive the payment described below.

Brian Bronson	Termination Following a Change of Control		Termination Under Executive Severance Agreement
Severance Payments	$293,035		$293,035
Equity Acceleration	$172,735	(1)	—
Health Insurance Benefits	$14,977		$14,977

(1)	Options to acquire 74,478 shares would have accelerated and vested. However, all of the options would have had an exercise price greater than the closing market price on December 31, 2008. Restricted stock with a market value of $172,735 would have accelerated and vested.

On December 31, 2008, we entered into a Change of Control Agreement with our Vice President of Sales, Christian Lepiane, to update a preexisting agreement to comply with changes in tax laws. Mr. Lepiane’s Change of Control Agreement provides for severance pay in a cash amount equal to 9 months of his annual base pay at the highest annual rate in effect at any time within the 12-month period preceding the date of termination. Mr. Lepiane is entitled to receive the severance pay if we terminate his employment with us (other than for cause, death or disability), or if his employment terminates as a result of a requirement that he accept a position with a title of less than Vice President or greater than 25 miles from his current work location, within three months before, or within twelve months after, a change of control. Upon such termination, and in addition to severance pay, Mr. Lepiane is also entitled to receive COBRA benefits for 9 months. Had the Change of Control Agreement been in effect and a triggering event occurred on December 31, 2008, such that Mr. Lepiane would become entitled to benefits under his Change of Control Agreement, Mr. Lepiane would have been entitled to the payments detailed below.

On December 31, 2008, we entered into an Employment Agreement including Severance Agreement with Christian Lepiane, to update a preexisting agreement to comply with changes in tax laws. If we terminate Mr. Lepiane’s employment with us other than for cause and contingent upon Mr. Lepiane signing a release agreement, Mr. Lepiane is entitled to receive severance pay in a lump sum cash amount equal to six months of Mr. Lepiane’s annual base pay at the rate in effect immediately before the date of termination. The payment would be made on the later of the date of termination or ten days after execution of the release agreement. Mr. Lepiane would also receive COBRA benefits for six months. Had Mr. Lepiane’s employment been terminated by us without cause, and if he had signed a release agreement, on December 31, 2008, Mr. Lepiane would have become entitled to receive the payment described below.

Christian Lepiane	Termination Following a Change of Control	Termination Under Employment/Severance Agreement
Severance Payments	$194,724	$127,816
Health Insurance Benefits	$6,779	$4,519

On December 29, 2008, we entered into an Executive Severance Agreement with Anthony Ambrose. If we terminate Mr. Ambrose’s employment with us other than for cause and contingent upon Mr. Ambrose signing a release agreement, Mr. Ambrose is entitled to receive severance pay in a lump sum cash amount equal to six months of Mr. Ambrose’s annual base pay at the rate in effect immediately before the date of termination. However, the payment may not exceed two times the lesser of (i) the sum of Mr. Ambrose’s annualized compensation based upon the annual rate of pay for services provided to us as an employee for the calendar year preceding the calendar year of the termination of Mr. Ambrose’s employment, or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to the Code. The payment would be made within 30 days following execution of the release agreement and in any event, no later than the end of the second calendar year following the calendar year of termination. Mr. Ambrose would also receive COBRA benefits for six months. Had Mr. Ambrose’s employment been terminated by us without cause, and if he had signed a release agreement, on December 31, 2008, Mr. Ambrose would have become entitled to receive the payment described below.

Anthony Ambrose	Termination Under Severance Agreement
Severance Payments	$132,500
Health Insurance Benefits	$8,506

2008 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)	Total ($)
Ken Bradley	32,000	—	33,166	—	—	—	65,166
Richard J. Faubert	35,000	—	33,166	—	—	—	68,166
C. Scott Gibson	67,000	—	41,458	—	—	—	108,458
William W. Lattin	38,000	—	33,166	—	—	—	71,166
Kevin C. Melia	38,000	—	33,166	—	—	—	71,166
Carl W. Neun	40,500	—	33,166	—	—	—	73,666
Lorene K. Steffes	36,000	—	33,166	—	—	—	69,166

(1)	The amounts included in the Stock Awards and Option Awards columns include Stock-Based Compensation cost we recognized in fiscal 2008. We continue to use the Black-Scholes model to measure the grant date fair value of stock options. The grant date fair value of stock options that are expected to vest is recognized on a straight-line basis over the requisite service period, which is equal to the option vesting period which is, generally, three years. For a discussion of the valuation assumptions, see Note 19 to our Consolidated Financial Statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2008. A supplemental table following these footnotes sets forth: (i) the aggregate number of stock awards and option awards outstanding at 2008 fiscal year end; (ii) the aggregate number of stock awards and options awards granted during fiscal 2008; and (iii) the grant date fair value of equity awards granted by us during fiscal 2008 to each of our directors who was not an executive officer.

(2)	The 2008 Director Compensation Table only requires disclosure of above-market or preferential returns on nonqualified deferred compensation. Participants in our Non-Qualified Deferred Compensation Plan make voluntary contributions to their accounts and in some cases we make matching contributions to the extent that a participant loses the Company match in our 401(k) plan due to the effect of participation in the Non-Qualified Deferred Compensation Plan. Participants elect to benchmark earnings on their accounts to the performance of third-party investment funds available to them under the Non-Qualified Deferred Compensation Plan. Participants select from among the funds available to them. Earnings are calculated and applied to participant accounts daily and may be positive or negative, based on individual fund performance. Although the funds offered to participants under our Non-Qualified Deferred Compensation Plan differ from those of our 401(k) plan, the number of funds and investment objectives of each fund are similar to those of the 401(k) plan. In accordance with SEC rules and publicly available interpretations of these rules by the SEC Staff, earnings on deferred compensation invested in third-party investment vehicles, such as mutual funds, need not be reported as compensation on the Director Compensation Table.

Additional Information With Respect to Director Equity Awards

Name	Option Awards Outstanding at 2008 Fiscal Year End (#)(1)	Stock Awards Outstanding at 2008 Fiscal Year End (#)(1)	Option Awards Granted during Fiscal 2008 (#)(2)	Stock Awards Granted during Fiscal 2008 (#)	Grant Date Fair Value of Option Awards Granted in Fiscal 2008 ($)(3)
Ken Bradley	59,000	—	12,000	—	49,606
Richard J. Faubert	68,500	—	12,000	—	49,606
C. Scott Gibson	67,500	—	15,000	—	62,007
William W. Lattin	64,000	—	12,000	—	49,606
Kevin C. Melia	59,000	—	12,000	—	49,606
Carl W. Neun	54,000	—	12,000	—	49,606
Lorene K. Steffes	49,000	—	12,000	—	49,606

(1)	Includes both vested and unvested options to purchase our common stock.

(2)	Stock grants to our Board of Directors are made pursuant to the terms of the RadiSys Corporation 2007 Stock Plan. The exercise price of options granted to non-employee directors during 2008 was the fair market value of our common stock on the date of grant and the term of each option is seven years. For stock option grants made in 2008, the exercise price was $10.13. Grants of stock options become exercisable for one-third of the total option shares on the first anniversary of the date of grant and become exercisable in monthly increments equal to 1/36th of the total option shares, cumulatively, each month thereafter, becoming fully exercisable on the 3rd annual anniversary of the date of grant.

(3)	Amounts in this column represent the fair value of stock options, calculated in accordance with FAS123(R). For option awards, that number is calculated by multiplying the Black-Scholes value by the number of options awarded.

Narrative Disclosure of Director Compensation

During 2008, each director who was not employed by us was compensated as follows:

Director annual retainer	$28,000
Chairman of the Board annual retainer	$57,000
Audit Committee Chairman	$12,500
Compensation and Development Committee Chairman	$10,000
Nominating and Governance Committee Chairman	$7,000
Committee membership (other than Audit Committee)	$4,000
Audit Committee membership	$6,000

Directors are also reimbursed for reasonable expenses incurred in attending meetings.

Non-employee directors are expected to acquire and hold a minimum of 5,000 shares or $100,000 worth of our common stock, whichever is the lesser value, and that minimum amount is expected to be reached within three to five years of becoming a director. Of our non-employee directors, five have already reached this ownership goal and two are within the three to five year period to reach this goal. Directors who are our employees receive no separate compensation as directors.

Our Board of Directors is eligible to participate in the RadiSys Corporation Deferred Compensation Plan. The Deferred Compensation Plan provides the members of our Board of Directors the opportunity to defer up to 100% of compensation (includes annual retainer and committee fees). Contributions by the members of our Board of Directors are credited on the date they would otherwise have been paid to the participant. We make no contributions on behalf of our Board of Directors’ members who participate in the Deferred Compensation Plan.

Participants select from among the fund(s) available to them. Earnings are calculated and applied to participant accounts daily and may be positive or negative, based on individual fund performance.

CORPORATE GOVERNANCE

Our Board of Directors has affirmatively determined that each of C. Scott Gibson, Ken J. Bradley, Richard J. Faubert, Dr. William W. Lattin, Kevin C. Melia, Carl W. Neun, and Lorene K. Steffes are “independent directors” as defined by the SEC rules and within the meaning of the former Nasdaq Marketplace Rule 4200(a)(15)(1) and, therefore, a majority of our Board of Directors is currently independent as so defined. Dr. Lattin is also a member of the Board of Directors of Merix Corporation which builds printed circuit boards for us, and Mr. Bradley is a member of the Board of Directors of SynQor Inc., which supplies power converters to us. We do not view Dr. Lattin’s or Mr. Bradley’s positions with Merix Corporation or SynQor Inc., as applicable, as a conflict of interest or as a material relationship that would prevent either of them from being an independent director.

We have implemented corporate governance policies that are designed to strengthen the accountability of our Board of Directors and management team, thereby aiming to achieve long-term shareholder value.

Our Board of Directors has adopted a Code of Ethics applicable to each of our directors, officers, employees and agents including our Chief Executive Officer, Chief Financial Officer or persons performing similar functions. Our Code of Ethics is available on our website at www.radisys.com under Investor Relations/Corporate Governance.

In addition, our Board of Directors has implemented a process whereby shareholders may send communications directly to its attention. Any shareholder desiring to communicate with our Board of Directors, or one or more members of our Board of Directors, should communicate in writing addressed to our Corporate Secretary. Our Corporate Secretary has been instructed by our Board of Directors to promptly forward all such communications to the specified addressees. Shareholders should send communications directed to our Board of Directors to 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124, Attention: Corporate Secretary.

Our Board of Directors held five regularly scheduled board meetings during the fiscal year ended December 31, 2008. In 2008, independent directors met on a regularly scheduled basis in executive sessions without our Chief Executive Officer or other members of the our management present. The Chairman of the Board presides at these meetings.

Each director attended at least 75% of the aggregate of the regularly scheduled meetings of our Board of Directors and the committees of which he or she was a member. We encourage, but do not require, our Board of Directors’ members to attend the annual shareholders meeting. Last year, all of our directors attended the annual shareholders meeting.

Board Committees

Audit Committee.

We maintain an Audit Committee consisting of Carl W. Neun as Chairman, C. Scott Gibson and Kevin C. Melia which is established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. All of the members of the Audit Committee are “independent directors” within the meaning of the Nasdaq listing standards and Rule 10A-3 of the Securities Exchange Act of 1934. In addition, our Board of Directors has determined that all three members of the Audit Committee, C. Scott Gibson, Kevin C. Melia and Carl W. Neun, qualify as “audit committee financial experts” as defined by the SEC in Item 407(d)(5) of Regulation S-K promulgated under the Securities Act of 1933 and are independent within the meaning of Rule 10A-3 of the Securities Exchange Act of 1934. C. Scott Gibson qualifies as an audit committee financial expert by virtue of

(1)	On March 12, 2009, the Nasdaq Marketplace Rules were amended by Nasdaq and renumbered. References in this proxy statement to a particular rule are to the rule then in effect at the relevant time.

his service on our audit committee since 1992, the audit committee of Pixelworks, Inc. since 2002, and past service on the audit committees of Inference Corp. and Integrated Measurement Systems. Additionally, Mr. Gibson received an M.B.A. in Finance from the University of Illinois in 1976 and served as CFO and Senior VP Operations for Sequent Computer Systems from 1983 to 1984. Further, from 1985 to 1988, the CFO of Sequent Computer Systems reported to Mr. Gibson. Mr. Gibson has significant audit committee educational experience, including speaking at several KPMG audit committee forums. Mr. Melia qualifies as an audit committee financial expert by virtue of his long service in a number of senior executive positions over a five-year period at Sun Microsystems, including as its Chief Financial Officer, and over a sixteen-year period at Digital Equipment Corporation, as well as by virtue of his status as a Chartered Accountant with a joint diploma in Management Accounting from the Accounting Institutes of the U.K and Ireland. Mr. Neun qualifies as an audit committee financial expert by virtue of his long service in senior financial positions, including as Chief Financial Officer of Tektronix, Inc. and as Chief Financial Officer of Conner Peripherals, Inc. and by virtue of his status as a recipient of an M.B.A. degree from the from The Wharton School at the University of Pennsylvania. Our Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities relating to corporate accounting, our reporting practices and the quality and integrity of our financial reports; compliance with law and the maintenance of our ethical standards; and the effectiveness of our internal controls. The full responsibilities of our Audit Committee are set forth in its charter, a copy of which can be found on our website at www.radisys.com under Investor Relations/Corporate Governance. The charter was last reviewed and updated in June 2009. Our Audit Committee met nine times in the last fiscal year. For additional information about our Audit Committee, see “Audit Committee Report.”

Compensation and Development Committee.

We maintain a Compensation and Development Committee consisting of Dr. William W. Lattin as Chairman, Ken J. Bradley, C. Scott Gibson and Lorene K. Steffes, all of whom are independent directors within the meaning of the Nasdaq listing standards. None of the members of our Compensation and Development Committee are our current or former officers or employees. The Committee assists our Board of Directors in fulfilling its oversight responsibilities relating to our compensation policies and benefit plans, particularly policies relating to executive compensation and performance. The Chairman of the Committee reports and reviews the Committee’s activities and decisions with our Board of Directors on a regular basis. The Committee met nine times in the last fiscal year.

The Compensation and Development Committee is responsible for the design and management of our executive compensation programs as well as our philosophy and programs for all employee compensation, benefit, and development programs on a worldwide basis. The full responsibilities of the Committee are set forth in a written charter, which is formally reviewed by the Committee on an annual basis. Our Board of Directors regularly reviews the Committee charter and approves any proposed changes made by the Committee. The charter was last reviewed and updated in July 2007 and is available on our Internet website at www.radisys.com under Investor Relations/Corporate Governance.

Our Compensation and Development Committee annually reviews and establishes executive compensation levels and makes equity grants to our officers under our 2007 Stock Plan. The Committee has delegated its responsibility for approving non-executive employee new hire and refresher equity grants (up to a maximum grant of 10,000 shares per individual and within established guidelines) to our Chief Executive Officer and President, Scott Grout. In addition, pursuant to its Charter, the Committee may delegate authority to its Chairman and one or more members, as the Committee deems necessary, provided that the decisions of such members shall be presented to the full Committee at its next scheduled meeting.

Our Compensation and Development Committee maintains a formal annual calendar and annual plan to guide the timing of the Committee’s review, analysis, and decision making related to our compensation, benefits, and development programs. Our Chief Executive Officer and Chief Financial Officer provide inputs and recommendations to the Committee on matters of executive compensation. Under the supervision of the

Committee, our Chief Executive Officer and Chief Financial Officer have responsibility for the execution of our compensation philosophy and related compensation elements.

Nominating and Governance Committee.

We maintain a Nominating and Governance Committee consisting of Richard J. Faubert as Chairman, Kevin C. Melia and Lorene K. Steffes, all of whom are independent directors within the meaning of the Nasdaq listing standards. The Committee met four times in the last fiscal year. The Committee (i) recommends for our Board of Director’s selection the individuals qualified to serve on our Board of Directors (consistent with criteria that our Board of Directors has approved) for election by shareholders at each annual meeting of shareholders to fill vacancies on our Board of Directors, (ii) develops and recommends to our Board of Directors, and assesses our corporate governance policies, and (iii) oversees the evaluations of our Board of Directors. The full responsibilities of the Committee are set forth in its charter, a copy of which is posted on our website at www.radisys.com under Investor Relations/Corporate Governance. The charter was last reviewed and updated in July 2007. Our Board of Directors considers the recommendations of the Committee with respect to the nominations of directors to our Board of Directors, but otherwise retains authority over the identification of nominees. Candidates to serve on our Board of Directors are considered based upon various criteria, such as ethics, business and professional activities, relevant business expertise, available time to carry out our Board of Directors’ duties, social, political and economic awareness, health, conflicts of interest, service on other boards and commitment to our overall performance. The Committee will make an effort to maintain representation on our Board of Directors of members who have substantial and direct experience in areas of importance to us.

Director Nomination Policy

The Nominating and Governance Committee has a policy with regard to consideration of director candidates recommended by shareholders. The Committee will consider nominees recommended by our shareholders holding no less than 10,000 shares of our common stock continuously for at least 12 months prior to the date of the submission of the recommendation. A shareholder that desires to recommend a candidate for election to our Board of Directors shall direct his or her recommendation in writing to RadiSys Corporation, Attention: Corporate Secretary, 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124. The recommendation must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between us and the candidate within the last three years and evidence of the recommending shareholder’s ownership of the our common stock. In addition, the recommendation shall also contain a statement from the recommending shareholder in support of the candidate, professional references, particularly within the context of the those relevant the membership on our Board of Directors, including issues of character, judgment, diversity, age, independence, expertise, corporate experience, length of service, other commitments and the like, personal references and a written indication by the candidate of his or her willingness to serve, if elected.

Related Party Transactions Policy

In accordance with our Audit Committee charter, the Audit Committee is responsible for reviewing and approving the terms and conditions of all proposed related-party transactions required to be disclosed under the SEC rules prior to initiation of any such transaction.

COMPENSATION AND DEVELOPMENT COMMITTEE REPORT(2)

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the RadiSys Corporation annual report on Form 10-K for the year ended December 31, 2008 and this proxy statement on Schedule 14A.

Ken J. Bradley

C. Scott Gibson

Dr. William W. Lattin, Chairman

Lorene K. Steffes

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of RadiSys Corporation (the “Company”) has oversight responsibility relating to the corporate accounting, reporting practices, and the quality and integrity of the Company’s financial reports; compliance with legal and regulatory requirements and the maintenance of ethical standards by the Company; the maintenance by the Company of effective internal controls; and independence and performance of the Company’s independent registered public accounting firm. The Audit Committee is composed of three non-employee directors and operates under a written charter that it has adopted and approved pursuant to authority delegated to it by the Board. The Audit Committee charter can be accessed at www.radisys.com under Investor Relations/Corporate Governance. Each Audit Committee member meets the independence requirements of Nasdaq listing standards and the Board of Directors has determined that each of the members of the Audit Committee meets the Nasdaq listing standards’ regulatory requirements for financial literacy and that each member is an “audit committee financial expert” as defined under the SEC rules.

The Company’s management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with U.S. generally accepted accounting principles. The Company’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles. The Audit Committee acts in an oversight capacity, and its responsibility is to monitor and review these processes. In its oversight role the Audit Committee relies, without independent verification, on

•

management’s representation that the Company’s consolidated financial statements have been prepared with integrity and objectivity and in conformity with U.S. generally accepted accounting principles, and

•	the report of the Company’s independent registered public accounting firm, with respect to the Company’s consolidated financial statements.

In this context, the Audit Committee held nine meetings in 2008. At each of these meetings, the Audit Committee met with senior members of the Company’s financial management team, the Company’s counsel and the Company’s independent registered public accounting firm. The Audit Committee held private sessions at each of its meetings with the independent registered public accounting firm, at which candid discussions of financial management, accounting and internal control issues took place. The Audit Committee reviewed with the independent registered public accounting firm the overall scope and plans for their audit, the results of audit examinations, evaluations by the auditors of the Company’s internal controls and the quality of the Company’s financial reporting. The Audit Committee also held private sessions at each of its meetings with the Chief Financial Officer at which candid discussions of financial management, accounting and internal control issues took place.

(2)

This Compensation and Development Committee Report, in addition to the section entitled “Audit Committee Report” are not “soliciting material,” are not deemed “filed” with the SEC and are not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, regardless of date or any general incorporation language in such filing.

The Audit Committee reviewed the audited consolidated financial statements for the fiscal year December 31, 2008 with management and its independent registered public accounting firm, including a discussion of the quality, not simply the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements. In addressing the quality of management’s accounting standards, the Audit Committee sought management’s representation that the audited consolidated financial statements of the Company have been prepared in conformity with U.S. generally accepted accounting principles.

The Audit Committee also discussed with the independent registered public accounting firm matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). SAS 61 requires the Company’s independent registered public accounting firm to provide the Audit Committee with additional information regarding the scope and results of their audit of the Company’s consolidated financial statements, including:

•	their responsibility under U.S. generally accepted auditing standards;

•	significant accounting policies;

•	management judgments and estimates;

•	any significant audit adjustments;

•	any disagreements with management; and

•	any difficulties encountered in performing the audit.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. When considering the independent registered public accounting firm’s independence, the Audit Committee discussed whether the independent registered public accounting firm’s provision of services to the Company beyond those rendered in connection with their audit and review of the Company’s consolidated financial statements was compatible with maintaining their independence. The Audit Committee also reviewed, among other things, the amount of fees paid to the independent registered public accounting firm for audit and non-audit services.

Based on the Audit Committee’s review and these meetings, discussions and reports, and subject to the limitations of the Audit Committee’s role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for fiscal year December 31, 2008 be included in the Company’s annual report on Form 10-K. The Audit Committee, pursuant to authority delegated to it by the Board, has appointed KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009.

C. Scott Gibson

Kevin C. Melia

Carl W. Neun, Chairman

Principal Accountant Fees and Services

	Fiscal 2007	Fiscal 2008
Fee Category
Audit Fees	$914,203	$734,866
Audit-Related Fees	$20,250	$22,500
Tax Fees	$66,518	$63,631
All Other Fees	—	—
Total Fees	$1,000,971	$820,997

Audit Fees. This category includes the audit of the Company’s annual financial statements, review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, Section 404 internal control audit and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of the audit or the review of interim financial statements. The amounts reported in fiscal year 2007 also include additional audit work required in connection with the acquisition of certain assets of the module communications platform division business from Intel Corporation and our shelf registration statement and related convertible debt issuance.

Audit-Related Fees. This category consists of fees billed for assurance and related services that are related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees”. These services include statutory audits required by non-U.S. jurisdictions, employee benefit plan audits and accounting consultations concerning financial accounting and reporting standards. For 2008, this category primarily consists of fees paid in connection with our employee benefit plan audit.

Tax Fees. This category consists of professional services rendered by KPMG for international tax compliance and other international tax related services. The services for the fees disclosed under this category primarily consist of international tax return preparation, technical consulting and other international tax related services. For 2008, these fees included work on Canadian tax related matters including the Scientific Research & Experimental Design tax credits.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approved all of the services described above that were provided during 2007 and 2008 in accordance with the pre-approval requirements of the Sarbanes-Oxley Act of 2002. Accordingly, there were no services for which the de minimus exception, as defined in Section 202 of the Sarbanes-Oxley Act, was applicable. The Audit Committee has considered whether the provision of the services covered by these fees is compatible with maintaining the principal auditor’s independence. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm. Under the policy, all audit and non-audit services to be performed by the independent registered public accounting firm must be presented to the Audit Committee in writing prior to the commencement of such services. The proposal must include a description and purpose of the services, estimated fees and other terms of the engagement. The Audit Committee may delegate to the Chairman of the Audit Committee the authority to grant pre-approvals. Any pre-approvals made by the Chairman pursuant to this delegation shall be presented to the full Audit Committee at its next scheduled meeting following such pre-approvals.

PROPOSAL 2: TO RATIFY THE AUDIT COMMITTEE’S APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009. During the 2008 fiscal year, KPMG LLP served as the Company’s independent registered public accounting firm. Although the Company is not required to seek shareholder approval of this appointment, the Board believes it to be sound corporate governance to do so. If a majority of the votes cast on this matter are not cast in favor of the appointment of KPMG LLP, the Audit Committee will reconsider its appointment.

Representatives of KPMG LLP will be present at the annual meeting and will be available to respond to appropriate questions. They do not plan to make any statement, but will have the opportunity to make a statement if they wish.

Recommendation by the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE PROPOSED RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information about the Company’s equity compensation plans as of December 31, 2008. All outstanding awards relate to the Company’s common stock.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	2,777,758	(1)	$14.76	4,647,513	(3)
Equity compensation plans not approved by security holders(3)	1,017,454	(4)	$17.19	—

Total	3,795,212		$15.46	4,647,513

(1)	Includes 300,694 restricted stock units which will vest only if specific service measures are met.

(2)	Includes 1,298,014 of securities authorized and available for issuance in connection with the RadiSys Corporation 1996 Employee Stock Purchase Plan.

(3)

Includes 69,700 shares granted under the RadiSys Corporation Stock Plan For Convedia Employees. The Plan is intended to comply with the former Nasdaq Marketplace Rule 4350(i)(1)(A)(iii)(3) which provides an exception to the shareholder approval requirement for the issuance of securities with regard to grants to new employees of the Company, including grants to transferred employees in connection with a merger or other acquisition.

(4)	Includes 21,025 restricted stock units which will vest only if specific service measures are met.

(3)	On March 12, 2009, the Nasdaq Marketplace Rules were amended by Nasdaq and renumbered. References in this proxy statement to a particular rule are to the rule then in effect at the relevant time.

Description of Equity Compensation Plans Not Adopted by Shareholders

2001 Nonqualified Stock Option Plan.

In February 2001, we established the 2001 Nonqualified Stock Option Plan, under which 2,250,000 shares of the our common stock were reserved as of December 31, 2006. The 2001 Nonqualified Stock Option Plan was adopted without shareholder approval prior to the amendment to the then-applicable Nasdaq rules requiring shareholder approval of equity compensation plans. Grants under the 2001 Nonqualified Stock Option Plan were eligible to be awarded to selected employees, who are not executive officers or directors of the Company. The purpose of the 2001 Nonqualified Stock Option Plan was to enable the Company to attract and retain the services of selected new employees of the Company or any parent or subsidiary of the Company. Unless otherwise stipulated in the plan document, the Board of Directors, at their discretion, determines the exercise prices (which may not be less than the fair market value of the Company’s common stock at the date of grant), vesting periods, and the expiration periods, which are a maximum of 10 years from the date of grant.

On March 21, 2007, our Board of Directors approved the termination of the RadiSys Corporation 2001 Nonqualified Stock Option Plan, which was effective upon our shareholders’ approval of the 2007 Stock Plan at the annual meeting on May 15, 2007. Accordingly, no new options may be granted under the 2001 Nonqualified Stock Option Plan. However, the termination does not affect any outstanding options issued under this Plan.

RadiSys Corporation Stock Plan For Convedia Employees.

On August 31, 2006, our Compensation and Development Committee adopted the RadiSys Corporation Stock Plan for Convedia Employees (“Convedia Stock Plan”) for awards to be made in connection with our acquisition of Convedia Corporation. The Convedia Stock Plan was adopted without shareholder approval in reliance upon the exception provided under the former Marketplace Rule 4350(i)(1)(A)(iii) relating to awards granted to new employees of the Company, including grants to transferred employees in connection with a merger or other acquisition. The Convedia Stock Plan became effective as of September 1, 2006. The Convedia Stock Plan permits the granting of stock options, restricted stock and restricted stock units. The maximum number of shares of common stock with respect to which awards may be granted is 365,000 shares (subject to adjustment in accordance with the Convedia Stock Plan). In order to comply with the former Nasdaq Marketplace Rule 4350, the awards may only be granted to employees transferred from Convedia Corporation in connection with our acquisition of Convedia Corporation and in connection with the future hiring of new employees of Convedia Corporation by us. Unless sooner terminated by our Board of Directors, the Convedia Stock Plan will terminate on the tenth anniversary of its effective date of September 1, 2006. The Convedia Stock Plan provides that the Committee will determine the option price at which common stock may be purchased, but the price will not be less than the fair market value of the common stock on the date the option is granted. The Committee will determine the term of each option, but no option will be exercisable more than 10 years after the date of grant. The Convedia Stock Plan provides for certain terms and conditions pursuant to which restricted stock and restricted stock units may be granted under the Convedia Stock Plan. Each grant of restricted stock and restricted stock units must be evidenced by an award agreement in a form approved by the Committee. The vesting of restricted stock or restricted stock units may be conditioned upon the completion of a specified period of employment, upon attainment of specified performance goals and/or upon such other criteria as the Committee determines.

On March 21, 2007, our Board of Directors approved the termination of the Convedia Stock Plan, which was effective upon our shareholders’ approval of the 2007 Stock Plan at the annual meeting on May 15, 2007. Accordingly, no new awards may be granted under the Convedia Stock Plan. However, the termination does not affect any awards previously granted and outstanding under this Plan.

PROPOSAL 3: TO APPROVE AN EMPLOYEE STOCK OPTION EXCHANGE PROGRAM

Overview

The Board of Directors is requesting that our shareholders approve an employee stock option exchange program (exchange program). In brief, under the exchange program, RadiSys employees (excluding our Board of Directors and executive officers) would be given the opportunity to exchange stock options with an exercise price greater than or equal to the highest per share closing price of our common stock for the 52-week period immediately preceding the start of the exchange program, excluding stock options granted within 12 months of the start of the exchange program, for a lesser number of new restricted stock units that have approximately the same fair value, as the options surrendered. Currently the 52-week high closing price of our common stock is $12.19. Exchange ratios will be structured to avoid any incremental accounting charges, to the extent practicable at the time that the ratios are established. The actual exchange ratios will depend on the original exercise price of the eligible option, the then-current fair value of the stock option, and the fair value of one restricted stock unit.

The Board believes that the exchange program is in the best interest of our shareholders, employees and RadiSys, for the following reasons:

•	new restricted stock units received under the program will provide added incentive to motivate and retain talented employees;

•

the exchange program will provide the opportunity to reduce our “overhang” of outstanding employee stock options that have high exercise prices and are no longer effective as performance and retention incentives; and

•	the exchange program will allow us to make better use of the compensation costs that we have already incurred from our outstanding stock option awards.

Rationale for the Exchange Program

The price of RadiSys common stock, along with that of other technology companies, has been negatively impacted by the worldwide economic downturn. A consequence of this decrease in our stock price is that many stock options currently held by our employees were granted at an exercise price significantly higher than the current trading price of our common stock. As of May 31, 2009, we had 1.8 million outstanding stock options awarded to our employees (excluding grants made to our executive officers and Board of Directors) with an average grant price of $14.11. Approximately 76% of these outstanding options were issued at a price above the closing price of our stock on June 1, 2009. Equity incentive awards are an essential part of our total compensation structure, and when stock price growth is flat to down, our employees individually experience its impact on their total compensation. If our stock price remains at current levels, our stock option program will become ineffective as an incentive to retain key employees, who may have opportunities to obtain jobs at our competitors and receive equity incentives based on current market prices. We consider our employees an important component in our drive to enhance our competitive position and to prepare for future success. Many of our employees are engineers and other specialists who are working on important multi-year research and development projects or have skills that they have developed over the years and would be difficult to replace. These employees are often heavily recruited by our competitors and others in the technology industry due to their expertise and skills.

We believe this exchange program is in the best interests of our shareholders and our employees, and if approved by shareholders, would enable us to motivate and engage our eligible employees to continue to build shareholder value and to recapture retentive and incentive value from the compensation expense that we record in our financial statements with respect to certain eligible options.

In addition, many of the eligible options have been out-of-the-money for an extended period of time and, therefore, have not been exercised by our employees. Coupled with periodic grants of options and other equity-based awards to new and continuing employees, the number of shares subject to outstanding stock options and other unvested equity awards has contributed to our equity award “overhang.” Under the proposed exchange program, participating employees will receive significantly fewer restricted stock units than the number of shares subject to the surrendered options. Because participating employees will exchange a greater number of options for a lesser number of restricted stock units, the number of shares of stock subject to all outstanding stock options and other unvested equity awards will be reduced, thereby reducing the equity award overhang.

When considering how best to continue to incentivize, reward, and retain our employees who have out-of-the-money options, we considered:

•

Increasing cash compensation. To replace equity incentives, we considered whether we could increase base and target bonus cash compensation. However, significant increases in cash compensation would substantially increase our compensation expenses and reduce our cash flow from operations, which could adversely affect our operating results. In addition, these increases would not reduce our overhang.

•

Granting additional equity awards. We also considered making special grants of additional stock options at current market prices or another form of equity award such as restricted stock to the eligible employees in addition to our annual equity grants. However, these additional grants to the eligible employees would increase our overhang and the dilution of our shareholders.

•

Exchanging options for cash. We also considered implementing a program to exchange out-of-the-money options for cash payments. However, an exchange program for cash would increase our compensation expenses and reduce our cash flow from operations, which could adversely affect our business and operating results. In addition, we do not believe that such a program would have significant long-term retention value.

•

Exchanging options for options. We also considered implementing a program to exchange out-of-the-money options for new option awards with lower exercise prices. The reason that we decided upon a stock options-for-restricted stock units program is that, in a very volatile equity market, we believe restricted stock units provide greater retention value than options.

As a result, we determined that a program under which our employees could exchange out-of-the-money stock options for a lesser number of restricted stock units was the most attractive means available to us to restore incentives for our employees.

Summary of the Exchange Program Structure

We are asking our shareholders to approve the exchange program with the following features:

•

Exclusion of Our Board of Directors and Executive Officers. Our executive officers and members of our Board of Directors would be excluded from participating in the exchange program. All other employees holding eligible grants of stock options will generally be eligible to participate.

•

Eligible Stock Options. To ensure that only those stock options that are significantly out of the money may be exchanged, only stock options with a per share exercise price greater than or equal to the highest per share closing price of our common stock for the 52-week period immediately preceding the start of the exchange program will be eligible to be exchanged for restricted stock units. Currently the 52-week high closing price of our common stock is $12.19. The exchange program will exclude any stock options granted within 12 months of the start of the exchange program. This approach seeks to remove stock options with intrinsic value in the recent past from being eligible for the exchange program, as they would be considered likely to have intrinsic value in the near future.

•	Offer an Approximate Value-for-Value Exchange. The exchange ratios will be determined with a goal of making the replacement restricted stock unit awards a value-for-value exchange to participants.

•	Establishment of a New Vesting Period. New restricted stock unit awards will receive a renewed vesting period that will vest 33.33% per year over three years, which is our typical vesting schedule for new restricted stock unit awards. The vesting period supports the long-term nature of stock as an incentive vehicle and also provides for additional years of retention over the tendered stock options.

•

Implementation of the Exchange Program Within Twelve Months of the Shareholder Approval. If we receive the required shareholder approval, we will have twelve months to implement the exchange program. The actual implementation date within that twelve-month period will be determined by our Board. If the exchange program does not commence within this time frame, RadiSys will not conduct the exchange program without first seeking shareholder approval. Our Board reserves the right to amend, postpone, or under certain circumstances cancel the exchange program once it has commenced.

Description of the Exchange Program

Eligible Employees. Our employees worldwide, where feasible and practical under local regulations, as determined by the Company, may participate in the exchange program. To be eligible, an employee must be employed by us or one of our participating subsidiaries both at the time the exchange program starts and on the date on which the surrendered options are cancelled and the restricted stock unit awards are granted to replace them. In addition, the exchange program’s eligible participants would exclude our executive officers and our Board of Directors. For eligible employees in some non-U.S. jurisdictions, in the discretion of our Compensation and Development Committee, eligible options may be exchanged for a form of award other than restricted stock units, if the stock option-for-restricted stock unit form of exchange program raises local regulatory, tax, accounting or administrative concerns.

Any employee holding eligible options who elects to participate but whose employment terminates for any reason prior to the grant of the restricted stock unit awards, including voluntary resignation, retirement, involuntary termination, layoff, death, or disability, will not be eligible to participate in the exchange program and will instead retain his or her eligible options subject to their existing terms.

Participation in the Exchange Program. Eligible employees do not have to participate in the exchange program; participation in the exchange program is voluntary. Eligible employees will have an election period of at least 20 business days from the start of the exchange program in which to determine whether they wish to participate. Upon the commencement of the exchange program, eligible employees holding eligible options will receive printed exchange offer materials explaining the precise terms and timing of the exchange program. If an eligible employee does not elect to participate in the exchange program, then his or her eligible options will remain outstanding in accordance with their current terms.

Eligible Stock Options. Stock options held by eligible employees with a per share exercise price greater than or equal to the highest per share closing price of our common stock for the 52-week period immediately preceding the start of the exchange program will be eligible to be surrendered for restricted stock units. Currently the 52-week high closing trading price of our common stock is $12.19. The exchange program will exclude any stock options granted within 12 months of the start of the exchange program. In addition, stock options must have time-based vesting to be eligible for exchange (including both the vested and unvested portions). Stock options with performance-based vesting will not be eligible for exchange.

As of May 31, 2009, there were 1.8 million outstanding stock options awarded to our employees (excluding grants made to our executive officers and Board of Directors). Of the outstanding options, as forecasted at the hypothetical commencement of the exchange program in September 2009, options to purchase approximately 1,136,900 shares of common stock would be eligible for exchange by employees (excluding our executive officers and Board of Directors) under the proposed exchange program.

Approximate Value-for-Value Exchange. Shortly before the start of the exchange program, the Compensation and Development Committee will determine exchange ratios by grouping together eligible options with similar exercise prices, and then assigning an appropriate exchange ratio to each grouping, depending on the fair market value of our common stock on the determination date (the closing price of our common stock).

Exchange ratios will be designed with the goal of making the grant of replacement awards a value-for-value exchange for participants, structured to avoid any incremental accounting charge to the Company, to the extent practicable at the time that the ratios are established.

The exchange ratios will be based on the fair value of the eligible options (calculated using the Black-Scholes option valuation model) within the relevant grouping. In determining fair value, the Black-Scholes option valuation model takes into account many variables and estimates, such as the volatility of our common stock and the expected term of an eligible option. As a result, the exchange ratios do not necessarily increase as the exercise price of the eligible option increases. As indicated, setting the exchange ratios in this manner is intended to result in the issuance of restricted stock units that have a fair value that is approximately equal to the fair value of the exchanged eligible options. This should minimize any additional compensation cost that we must recognize upon granting the restricted stock units, subject to any incremental compensation expense that might result from fluctuations in the fair market value of our common stock after the exchange ratios have been established, but before the date on which eligible options are exchanged for restricted stock units.

Although the exchange ratios cannot be currently finalized, we can provide an example based on certain assumptions regarding a hypothetical commencement of the exchange program in September 2009. The exchange ratios set forth below are for illustrative purposes only. They were established based on (i) an illustrative stock price of $9.00, (ii) the assumption that the highest per share closing price of our common stock for the 52-week period immediately preceding the start of the exchange program was at or below $12.19, (iii) the assumption that the expected volatility used for calculations was 65% and (iv) the assumption that stock options for approximately 10,000 shares of our common stock will expire prior to a hypothetical commencement of the exchange program in September 2009. Based on the above method of determining the exchange ratios, the following exchange ratios would apply:

Exercise Price Range of Eligible Options	Maximum Number of Shares Underlying Options	Weighted Average Remaining Life (in years)	Weighted Average Exercise Price	Assumed Exchange Ratio	Total Assumed Restricted Stock Units to be Granted (Assuming 100% Participation)
$12.19-14.00	228,700	4.97	$13.42	0.34	77,000
$14.01-17.00	277,300	2.97	$14.85	0.20	56,500
$17.01-20.00	250,000	2.23	$18.63	0.11	28,400
$20.01-22.00	299,100	2.73	$21.05	0.13	37,400
Above $22.01	81,800	4.19	$23.48	0.19	15,700

Terms and Conditions of the Restricted Stock Unit Awards. None of the restricted stock units granted in exchange for eligible stock options will be vested on the date of grant. The new restricted stock units will vest, subject to a participating employee’s continued employment, in equal installments on each of the first three anniversaries of the date of grant of the new restricted stock units, which is our typical vesting schedule for new restricted stock unit awards.

Restricted stock units issued in the exchange program will be granted pursuant to the 2007 Stock Plan and will be subject to the terms and conditions of the 2007 Stock Plan and a restricted stock unit award agreement to be entered into between the Company and each participating employee.

Effect on Shareholders. The exchange program is designed to provide renewed incentives and motivate the eligible employees to continue to create shareholder value and is also designed to reduce the number of shares currently subject to outstanding options, thereby avoiding the dilution in ownership that normally results from supplemental grants of new stock options or other awards. We are unable to predict the precise impact of the exchange program on our shareholders because we cannot predict which or how many employees will elect to participate in the exchange program, and which or how many eligible options such employees will elect to exchange.

Effect on the 2007 Stock Plan and Other Equity Incentive Plans. If all of the eligible stock options were exchanged for restricted stock units in accordance with the assumed exchange ratios, eligible options for approximately 918,500 shares would be surrendered and cancelled and eligible options for approximately 218,400 shares would be returned to the 2007 Stock Plan, while approximately 215,000 restricted stock units would be issued under the 2007 Stock Plan.

As of May 31, 2009, there were 653,924 shares of common stock available for future grants under the 2007 Stock Plan. Under the terms of our 2007 Stock Plan, the grant of a restricted stock unit award reduces the number of shares of common stock available for issuance under the 2007 Stock Plan by two shares of common stock for each share subject to a restricted stock unit award. The issuance of the 215,000 restricted stock units in the proposed exchange program would reduce the number of shares of our common stock available for issuance under the 2007 Stock Plan by 430,000 shares.

Also under the terms of the 2007 Stock Plan, any shares subject to outstanding awards that are cancelled are added back to the number of shares available for future grants under our 2007 Stock Plan. If all the eligible stock options granted under the 2007 Stock Plan were exchanged in the proposed exchange program, then approximately 218,400 shares of our common stock would be added back to the 2007 Stock Plan.

Effective upon our shareholders’ approval of the 2007 Stock Plan, we terminated our other equity incentive plans and no new awards may be granted under the terminated plans. Accordingly, shares subject to eligible stock option awards under our other equity incentive plans surrendered in exchange for restricted stock units will be released and will no longer be eligible for re-issuance.

Therefore, if all of the eligible stock options were exchanged for restricted stock units in accordance with the assumed exchange ratios, eligible stock options for approximately 918,500 shares would be surrendered under our other equity plans and cancelled, approximately 218,400 shares would be returned to the 2007 Stock Plan and approximately 215,000 restricted stock units would be issued (or 430,000 shares from the 2007 Stock Plan), reducing shares of common stock remaining available for issuance under the 2007 Stock Plan by 211,600 shares, with 442,324 shares remaining available for future grants.

U.S. Federal Income Tax Consequences of Exchange Program to Participating Employees. The following is a summary of the anticipated material U.S. federal income tax consequences of participating in the exchange program. A more detailed summary of the applicable tax considerations to participants will be provided in the exchange offer materials that will be made available to employees upon the commencement of the exchange program. The law and regulations themselves are subject to change, and the Internal Revenue Service is not precluded from adopting a contrary position. The exchange of eligible options for restricted stock units pursuant to the exchange program should be treated as a non-taxable exchange and we, our shareholders and participating employees generally should recognize no income for U.S. federal income tax purposes upon the surrender of eligible options and the grant of restricted stock unit awards. However, the tax consequences for participating employees outside the U.S. may differ.

Accounting Impact. Effective January 1, 2006, we adopted the fair value recognition provisions of SFAS 123R, using the modified prospective transition method. Under this method we recognize compensation expense for all stock-based employee benefit plan equity awards granted after January 1, 2006, or granted prior to but not yet vested as of January 1, 2006, in accordance with SFAS 123R. Under the fair value recognition provisions of SFAS 123R, we recognize stock-based compensation on a straight-line basis over the requisite service period of the award.

Under SFAS 123R, we expect to recognize the unamortized compensation cost of the surrendered options as well as any incremental compensation cost of the restricted stock unit awards granted in the exchange program. The incremental compensation cost will be measured as the excess, if any, of the fair value of each restricted stock unit award granted to employees in exchange for surrendered stock options, measured as of the date such awards are granted, over the fair value of the original stock option grant surrendered in exchange for such awards, measured immediately before the exchange. The incremental and remaining compensation expense associated with the exchange program will be recognized over the three-year service period of such awards. If any portion of the restricted stock unit awards is forfeited prior to the completion of the service condition due to termination of employment, the compensation cost for the forfeited portion of the restricted stock unit award will be reversed and will not be recognized; however, we would recognize any unamortized compensation expense from the surrendered options which would have been recognized under the original vesting schedules.

Implementation of the Exchange Program

We have not commenced the exchange program and will not do so unless our shareholders approve this Proposal 3. Provided that such approval is received, the exchange program will commence at a time determined by the Compensation and Development Committee of our Board of Directors. We have twelve months following the approval of this Proposal 3 by our shareholders to commence the exchange program. However, even if the exchange program is approved by our shareholders, the Committee will retain the authority, in its discretion, to terminate or postpone the exchange program at any time prior to expiration of the election period under the exchange program.

Upon the commencement of the exchange program, eligible employees holding eligible options will receive printed exchange offer materials explaining the precise terms and timing of the exchange program. Employees will be given at least 20 business days to elect to exchange all of their eligible options for restricted stock units. Once the offer to exchange is closed, eligible options that were surrendered for exchange will be cancelled, and the Compensation and Development Committee will approve grants of restricted stock unit awards to participating employees in accordance with the established exchange ratios. All such restricted stock unit awards will be granted under the 2007 Stock Plan and will be subject to the terms of such plan and a restricted stock unit award agreement to be entered into between the Company and each participating employee.

While the terms of the exchange program are expected to be materially similar to the terms described above, we may find it necessary or appropriate to change the terms of the exchange program to take into account our administrative needs, requirements of applicable law, accounting rules, and Company policy decisions that make it appropriate to change the exchange program. We also may alter the method of determining the exchange ratios if we decide that there is a more efficient and appropriate way to set the ratios while still continuing to avoid any incremental accounting charge to the Company to the extent practicable, or we may exclude stock options granted below a higher price point than would otherwise be permitted under this Proposal 3. However, we will not in any circumstances permit the members of our Board of Directors or our executive officers to participate, allow stock options priced below the highest per share closing price of our common stock for the 52-week period immediately preceding the start of the exchange program and stock options granted within 12 months of the start of the exchange program to be eligible stock options, or establish exchange ratios that, as of the date of determination of the exchange ratios and based on the valuation assumptions then made, would result in a fair value, for accounting purposes, of the replacement awards that is not approximately equal to the fair value of the eligible stock options to be surrendered in the exchange as described above.

Additionally, we may decide not to implement the exchange program even if shareholder approval of the exchange program is obtained, or may amend or terminate the exchange program once it is in progress. The final terms of the exchange program will be described in an offer to exchange that will be filed with the SEC. Although we do not anticipate that the staff of the SEC will require us to materially modify the terms of the exchange program, it is possible that we may need to alter the terms of the exchange program to comply with comments from the SEC staff.

Amendments to Equity Incentive Plans

In order to permit us to implement the exchange program in compliance with our equity incentive plans under which eligible stock option awards are outstanding and applicable Nasdaq listing rules, our Compensation and Development Committee recommended and our Board of Directors approved certain amendments to our equity incentive plans, subject to the approval of the amendments by our shareholders. Approval of the exchange program will also constitute shareholder approval to amend the following equity incentive plans, which we refer to hereinafter as the amended equity incentive plans: the 2007 Stock Plan, the RadiSys Corporation 1995 Stock Incentive Plan, the RadiSys Corporation 2001 Nonqualified Stock Option Plan, and the RadiSys Corporation Stock Plan For Convedia Employees to provide for the exchange program notwithstanding any provision to the contrary in the respective plan. The amendments will read substantially as follows:

“Notwithstanding any other provision of the Plan to the contrary, upon approval of this amendment by the Company’s shareholders in accordance with the terms of this Plan, our Board of Directors or Compensation and Development Committee may provide for, and the Company may implement an option exchange offer, pursuant to which certain outstanding Options, Incentive Stock Options and Non-statutory Stock Options (as applicable) could, at the election of the holder, be tendered to the Company for cancellation in exchange for the issuance of a lesser amount of restricted stock units.”

The shares subject to eligible options granted under the amended equity incentive plans other than the 2007 Stock Plan surrendered and cancelled in the exchange program will not be available for re-grant under those plans.

Summary of the 2007 Stock Plan

The following paragraphs provide a summary of the principal features of the 2007 Stock Plan. Capitalized terms used herein and not defined shall have the meanings set forth in the 2007 Stock Plan.

Purpose. The purpose of the 2007 Stock Plan is to attract and retain the services of directors and selected employees and consultants of the Company or any parent or subsidiary of the Company.

Awards. The 2007 Stock Plan permits the grant of incentive stock options, non-statutory stock options, stock appreciation rights (“SARs”), restricted stock (including restricted stock units), performance shares and performance units (collectively, the “Awards”).

Stock Subject to the 2007 Stock Plan. The number of shares of our common stock initially reserved for issuance under the 2007 Stock Plan is 3,200,000 shares.

Any shares subject to options or SARs will be counted against the numerical limits of the 2007 Stock Plan as one share for every share subject thereto. Any shares or units subject to restricted stock, performance shares or performance units with a per share or per unit purchase price lower than 100% of fair market value on the date of grant will be counted against the numerical limits of the 2007 Stock Plan as two shares for every one share and, if returned to the 2007 Stock Plan, will be returned to the 2007 Stock Plan as two shares for every one share returned to the 2007 Stock Plan.

Unpurchased, forfeited or repurchased shares will remain available for future grants under the 2007 Stock Plan. With respect to SARs, when a stock-settled SAR is exercised, the shares subject to the SAR agreement will be counted against the number of shares available for future grant or sale under the 2007 Stock Plan, regardless of the number of shares used to settle the SAR upon exercise. The 2007 Stock Plan does not permit shares used to pay the exercise price of an option or withheld for taxes to be added back to the shares available for future grants.

Administration. The 2007 Stock Plan may be administered by the Board of Directors or a committee appointed by the Board of Directors (the “Administrator”). Our Compensation and Development Committee is the current Administrator. Subject to the provisions of the 2007 Stock Plan, the Administrator has the authority to: (1) interpret the 2007 Stock Plan and apply its provisions, (2) prescribe, amend or rescind rules and regulations relating to the 2007 Stock Plan, (3) select the persons to whom Awards are to be granted, (4) subject to limitations of the 2007 Stock Plan as applicable to each type of Award, determine the number of shares to be made subject to each Award, (5) determine whether and to what extent Awards are to be granted, (6) determine the terms and conditions applicable to Awards generally and to each individual Award (including the provisions of the Award agreement), (7) amend any outstanding Award subject to applicable legal restrictions, (8) authorize any person to execute, on our behalf, any instrument required to effect the grant of an Award, (9) approve forms of Award agreement for use under the 2007 Stock Plan, (10) allow participants to satisfy withholding tax obligations by electing to have us withhold from the shares or cash to be issued upon exercise or vesting of an Award that number of shares or cash having a fair market value equal to the minimum amount required to be withheld, (11) determine whether Awards (other than options or SARs) will be adjusted for dividend equivalents, (12) impose restrictions, conditions or limitations as to the timing and manner of any resales or other subsequent transfers by a participant of any shares issued as a result of or under an Award, and (13) subject to certain limitations, take any other actions deemed necessary or advisable for the administration of the 2007 Stock Plan. All decisions, interpretations and other actions of the Administrator shall be final and binding on all holders of Awards and on all persons deriving their rights therefrom.

Eligibility to Receive Awards. The 2007 Stock Plan provides that performance shares, performance units, restricted stock (including restricted stock units), SARs and non-statutory stock options may be granted to employees, consultants or directors. Incentive stock options may be granted only to our employees. References in this summary to “employment” and “termination of employment” shall, with respect to consultants and outside directors, mean their period of service and the termination of their period of service with us and our subsidiaries.

Share Limits for Awards. In order to satisfy the requirements of Section 162(m) of the Code, the maximum number of shares that may be subject to options and SARs granted to a participant in any fiscal year will equal 400,000 shares, except that the limit will be 1,000,000 shares in the participant’s first fiscal year of service. The maximum number of shares that may be subject to restricted stock, performance shares or performance units granted to a participant in any fiscal year will equal 400,000 shares, except that the limit will be 600,000 shares in the participant’s first fiscal year of service.

Code Section 162(m) Performance Goals. We have designed the 2007 Stock Plan so that it permits us to issue awards that qualify as performance-based under Section 162(m) of the Code. The performance goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) revenue, (b) asset management, (c) earnings per share, (d) net income, (e) operating cash flow, (f) operating margins, (g) operating income, (h) return on assets, (i) return on equity, (j) return on sales, (k) total shareholder return, and (l) earnings before interest, taxes, depreciation and amortization, or such similar objectively determinable financial or other measures adopted by the Administrator. The performance goals may be based on absolute target numbers or growth in one or more such categories compared to a prior period or to one or more peer companies or an index of peer companies. The measures which constitute the performance goals may, at the discretion of the Administrator, be based on pro forma numbers and may, as the Administrator specifies, either include or exclude the effect of payment of the Awards under the 2007 Stock Plan and any other of our incentive compensation plans. The Administrator may provide that the attainment of the performance goal shall be measured by appropriately adjusting the evaluation of performance goal performance to exclude (i) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” section in our annual report on Form 10-K for the applicable year, or (ii) the effect of any changes in accounting principles affecting our reported business results as a whole or a business unit’s reported results.

No Repricing. The 2007 Stock Plan prohibits repricing of options and SARs, including by way of an exchange for another Award, unless shareholder approval is obtained.

Terms and Conditions of Stock Options. Each option granted under the 2007 Stock Plan will be subject to the following terms and conditions:

•

Exercise Price. The Administrator sets the exercise price of the shares subject to each option, provided that the exercise price cannot be less than 100% of the fair market value of our common stock on the option grant date. In addition, the exercise price of an incentive stock option must be at least 110% of fair market value if, on the grant date, the participant owns stock possessing more than 10% of the total combined voting power of all classes of our stock or the stock of any of our subsidiaries (a “10% Shareholder”).

•	Form of Consideration. The means of payment for shares issued upon exercise of an option is specified in each option agreement. Payment may generally be made in any method permitted by applicable law.

•

Exercise of the Option. Each option agreement will specify the term of the option and the date when the option is to become exercisable. The 2007 Stock Plan provides that in no event shall an option granted under the 2007 Stock Plan be exercised more than 7 years after the date of grant. Moreover, in the case of an incentive stock option granted to a 10% Shareholder, the term of the option shall be for no more than 5 years from the date of grant.

•

Termination of Employment. If a participant’s employment terminates for any reason (other than death or permanent disability), all options held by such participant under the 2007 Stock Plan expire upon the earlier of such period of time as is set forth in his or her option agreement or the expiration date of the option. In the absence of a specified time in the option agreement, the option will remain exercisable for three months following the participant’s termination. The participant may exercise all or part of his or her option at any time before such expiration to the extent that such option was exercisable at the time of termination of employment.

•

Permanent Disability. If a participant is unable to continue employment as a result of permanent and total disability (as defined in the Code), all options held by such participant under the 2007 Stock Plan expire upon the earlier of twelve months after the date of termination of the participant’s employment or the expiration date of the option. The participant may exercise all or part of his or her options at any time before such expiration to the extent that such options were exercisable at the time of termination of employment.

•

Death. If a participant dies while employed by us, all options held by such participant under the 2007 Stock Plan expire upon the earlier of twelve months after the participant’s death or the expiration date of the option. The executor or other legal representative of the participant may exercise the participant’s options at any time before such expiration.

•

ISO Limitation. If the aggregate fair market value of all shares subject to a participant’s incentive stock option that are exercisable for the first time during any calendar year exceeds $100,000, the excess options shall be treated as non-statutory stock options.

•	No Dividend Equivalent Rights. Upon exercise of an option, no adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued.

Stock Appreciation Rights. Each SAR granted under the 2007 Stock Plan will be subject to the following terms and conditions:

•

Exercise Price and other Terms. The Administrator sets the exercise price and term of SARs granted under the 2007 Stock Plan, provided that no SAR may have a term of more than 10 years from the date of grant and provided further that the exercise price per share of a SAR cannot be less than 100% of the fair market value per share of our common stock on the SAR grant date.

•

Exercise of the SAR. Upon exercise of an SAR, a participant will be entitled to the following amount: (i) the difference between the fair market value of a share on the date of exercise over the exercise price; times (ii) the number of shares with respect to which the SAR is exercised.

•	Form of Consideration. Upon the exercise of an SAR, payment may be in cash, shares or a combination thereof.

•

Termination of Employment. If a participant’s employment terminates for any reason (other than death or permanent disability), all SARs held by such participant under the 2007 Stock Plan expire upon the earlier of such period of time as is set forth in his or her SAR agreement or the expiration date of the

SAR. In the absence of a specified time in the SAR agreement, the SAR will remain exercisable for three months following the participant’s termination. The participant may exercise all or part of his or her SAR at any time before such expiration to the extent that such SAR was exercisable at the time of termination of employment.

•

Permanent Disability. If a participant is unable to continue employment as a result of permanent and total disability (as defined in the Code), all SARs held by such participant under the 2007 Stock Plan expire upon the earlier of such period of time as is set forth in his or her SAR agreement or the expiration date of the SAR. In the absence of a specified time in the SAR agreement, the SAR will remain exercisable for 12 months following the participant’s termination. The participant may exercise all or part of his or her SAR at any time before such expiration to the extent that such SAR was exercisable at the time of termination of employment.

•

Death. If a participant dies while employed by us, all SARs held by such participant under the 2007 Stock Plan expire upon the earlier of such period of time as is set forth in his or her SAR agreement or the expiration date of the SAR. In the absence of a specified time in the SAR agreement, the SAR will remain exercisable for 12 months following the participant’s death. The executor or other legal representative of the participant may exercise the participant’s SAR at any time before such expiration.

Restricted Stock. Each share of restricted stock granted under the 2007 Stock Plan will be subject to the following terms and conditions:

•

Restrictions. The Administrator sets the conditions upon which the grant, vesting or issuance of restricted stock is conditioned. Such conditions will typically be based principally or solely on continued provision of services but may include a performance-based component.

•

Restricted Stock Units. Restricted stock may also be granted in the form of restricted stock units. No right to vote or receive dividends or any other rights as a shareholder will exist with respect to restricted stock units or the cash payable thereunder.

Performance Shares. Each performance share granted under the 2007 Stock Plan will be subject to the following terms and conditions:

•

Grant. Performance shares will be granted in the form of units to acquire shares of our common stock. Each unit will be the equivalent of one share of our common stock for purposes of determining the number of shares subject to an Award. Until the shares are issued, no right to vote or receive dividends or any other rights as a shareholder will exist with respect to the performance units.

•

Performance Milestones. The Administrator sets the conditions upon which the grant or vesting of performance shares is conditioned. Such conditions will typically be based principally or solely on achievement of performance-based milestones but may include a service-based component.

Performance Units. Each performance unit granted under the 2007 Stock Plan will be subject to the following terms and conditions:

•

Grant. Performance units will be granted in the form of units to acquire shares of our common stock. Each unit will be the cash equivalent of one share of our common stock, and will be settled in cash in an amount equivalent to the fair market value of the underlying shares as of the vesting date. No right to vote or receive dividends or any other rights as a shareholder will exist with respect to performance units or the cash payable thereunder.

•

Performance Milestones. The Administrator sets the conditions upon which the grant or vesting of performance units is conditioned. Such conditions will typically be based principally or solely on achievement of performance-based milestones but may include a service-based component.

Compliance with Code Section 409A. To the extent that the Administrator determines that any Award granted under the 2007 Stock Plan is subject to Section 409A of the Code, it is intended that the 2007 Stock Plan incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code and that the Award Agreement and the 2007 Stock Plan be interpreted and construed in compliance with Section 409A and the Treasury Regulations and other interpretive guidance issued under Section 409A.

Material Federal Income Tax Consequences of Awards under 2007 Stock Plan. The U.S. federal income tax consequences of awards under the 2007 Stock Plan are summarized below. The information set forth below is a summary only and does not purport to be complete. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, foreign and other tax consequences of the grant, exercise or settlement of an Award or the disposition of shares of our common stock acquired as a result of an Award. The 2007 Stock Plan is not qualified under the provisions of Section 401(a) of the Internal Revenue Code, and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

Non-statutory Stock Options. The grant of a non-statutory stock option with an exercise price equal to the fair market value of our stock on the date of grant has no immediate federal income tax effect. The participant will not recognize any taxable income and we will not receive a tax deduction.

When the participant exercises the option, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares of our common stock on the date of exercise over the exercise price. If the participant is employed by the Company or any of its subsidiaries, we are required to withhold tax on the amount of income recognized. We will receive a tax deduction equal to the amount of income recognized.

When the participant sells the shares of our common stock obtained from exercising a non-statutory stock option, any gain or loss will be taxed as a capital gain or loss (long-term or short-term, depending on how long the shares have been held). Certain additional rules apply if the exercise price for an option is paid in shares previously owned by the participant.

Incentive Stock Options. When a participant is granted an incentive stock option, or when the participant exercises the incentive stock option, the participant will generally not recognize taxable income (except for purposes of the alternative minimum tax) and we will not receive a tax deduction.

If the participant holds the shares of our common stock for at least two years from the date of grant, and one year from the date of exercise, then any gain or loss will be treated as long-term capital gain or loss. If, however, the shares are disposed of during this period, the option will be treated as a non-statutory stock option, and the participant will recognize taxable income equal to the lesser of the fair market value of the shares on the exercise date minus the exercise price or the amount realized on disposition minus the exercise price. Any gain in excess of the taxable income portion will be taxable as long-term or short-term capital gain. We will only receive a tax deduction if the shares are disposed of during this period. The deduction will be equal to the amount of taxable income the participant recognizes.

Stock Appreciation Rights. Where SARs are granted with an exercise price equal to the fair market value of our stock on the grant date, the participant will recognize taxable income upon the exercise of the right equal to the fair market value of the stock or cash received upon such exercise. If the participant receives shares of our stock, then upon sale of those shares any subsequent gain or loss will be taxed as a capital gain or loss (long-term or short-term, depending on how long the shares have been held).

If the participant is employed by the Company or any of its subsidiaries, we are required to withhold tax on the amount of taxable income recognized. We will generally be entitled to a tax deduction equal to the taxable income realized by the participant.

Restricted Stock. Generally, a participant who receives restricted stock will recognize taxable income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the participant in exchange for the stock. If, however, the stock is not vested when it is received, the participant generally will not recognize taxable income until the stock becomes vested, at which time the participant will recognize taxable income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the participant in exchange for the stock. A participant may, however, file an election with the Internal Revenue Service within 30 days of his or her receipt of the restricted stock award to recognize taxable income, as of the date the participant receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the participant in exchange for the stock.

The participant’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from restricted stock awards will be the amount paid for such shares plus any taxable income recognized either when the stock is received or when the stock becomes vested.

If the participant is employed by the Company or any of its subsidiaries, we are required to withhold tax on the amount of taxable income recognized. We will generally be entitled to a tax deduction equal to the taxable income realized by the participant and will also be entitled to a deduction for dividends or dividend equivalents paid to the participant (if any) on stock that has not vested.

Restricted Stock Units, Performance Shares and Performance Units. Generally, the participant who receives a restricted stock unit, performance share or performance unit structured to conform to the requirements of Section 409A of the Code (or qualify for an exception thereto) will recognize taxable income at the time the stock or cash is delivered equal to the excess, if any, of the fair market value of the shares of our common stock or the cash received over any amount paid by the participant. If the restricted stock unit, performance share or performance unit does not conform to the requirements of Section 409A of the Code (or qualify for an exception thereto) then, in addition to the tax treatment described above, the participant will owe an additional 20% tax and interest on any taxes owed.

If the participant receives shares of our stock in settlement of a restricted stock unit, performance share or performance unit, then upon sale of those shares any subsequent gain or loss will be taxed as a capital gain or loss (long-term or short-term depending on how long the shares have been held).

If the participant is employed by the Company or any of its subsidiaries, we are required to withhold tax on the amount of taxable income recognized. We will generally be entitled to a tax deduction equal to the taxable income realized by the participant.

Section 409A. The American Jobs Creation Act of 2004 added Section 409A to the Code. The Internal Revenue Service has so far issued only limited guidance on the interpretation of this new law. Section 409A covers most programs that defer the receipt of compensation to a succeeding year. It provides strict rules for elections to defer (if any) and for timing of payouts. There are significant penalties placed on the recipient of deferred compensation, including employees, consultants and directors, for failure to comply with Section 409A. However, it does not impact our ability to deduct deferred compensation. Section 409A of the Code does not apply to incentive stock options, non-statutory stock options and SARs (that are not discounted) and restricted stock (provided there is no deferral of income beyond the vesting date). Section 409A may apply to restricted stock units, performance units and performance shares.

Section 162(m). As described above, awards may qualify as “performance-based compensation” under Section 162(m) of the Code in order to preserve the Company’s federal income tax deduction with respect to annual compensation required to be taken into account under Section 162(m) that is in excess of $1 million and paid to certain executive officers. To qualify, options and other awards must be granted by a committee consisting solely of two or more “outside directors” (as defined under applicable regulations) and satisfy the limit on the total number of shares of our common stock that may be awarded to any one participant during any fiscal year. In addition, for awards other than options and SARs (that are not discounted) to qualify, the grant, issuance, vesting or retention of the award must be contingent upon satisfying one or more of the performance criteria, as established and certified by a committee consisting solely of two or more “outside directors”.

Summary of Other Amended Equity Incentive Plans

The following is a summary of the material terms of the RadiSys Corporation 1995 Stock Incentive Plan, the RadiSys Corporation 2001 Nonqualified Stock Option Plan and the RadiSys Corporation Stock Plan For Convedia Employees, which we refer to hereinafter as the other amended equity incentive plans. We administer the other amended equity incentive plans consistent with our administration of the 2007 Stock Plan, and the U.S. federal income tax consequences associated with awards under our other amended equity incentive plans are the same as similar awards granted under the 2007 Stock Plan.

On March 21, 2007, our Board of Directors approved the termination of the other amended equity incentive plans, effective upon our shareholders’ approval of the 2007 Stock Plan on May 15, 2007. Accordingly, no new awards may be granted under the terminated plans. However, the termination did not affect any of the awards previously granted and outstanding under these plans. Like the 2007 Stock Plan, the purpose of the other amended equity incentive plans was to attract and retain the services of directors and selected employees of the Company or a subsidiary of the Company. Our other amended equity incentive plans provided for equity awards to be made to our selected employees, directors and executive officers.

The types of awards that were granted under our other amended equity incentive plans consist of incentive stock options, non-statutory stock options, restricted stock and restricted stock units. For a description of each type of award granted under our other amended equity incentive plans, please see description of awards that may be granted under the 2007 Stock Plan. For description of awards granted under our other amended equity incentive plans, please see “2008 Grants of Plan Based Awards” table and the narrative description that follows the table, and “Equity Compensation Plan Information.”

Stock options granted under our other amended equity incentive plans generally become exercisable for one-third of the total option shares on the first anniversary of the date of grant and become exercisable in monthly increments equal to 1/36th of the total option shares, cumulatively, each month thereafter, becoming fully exercisable on the third annual anniversary of the date of grant, which has been our traditional vesting schedule approved by our Board of Directors. The term of each option grant is usually seven years.

Grants of restricted stock awards (including restricted stock units) under our other amended equity incentive plans, as applicable, typically become vested for one-third of the award shares on each anniversary of the date of grant.

Conclusion

We strongly believe that our equity incentive program and emphasis on employee stock ownership have been integral to our success. We believe that our broad-based equity incentive program has enhanced our ability to attract, motivate and retain the employee talent critical to attaining long-term improved Company performance and shareholder returns. Therefore, we consider the approval of the option exchange program to be important to our future success, as it will enable us to strengthen the motivational and retentive value of equity awards to our employees.

Recommendation by the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF AN EMPLOYEE STOCK OPTION EXCHANGE PROGRAM.

PROPOSAL 4: TO APPROVE AN AMENDMENT TO THE RADISYS CORPORATION 1996 EMPLOYEE STOCK PURCHASE PLAN

The ESPP provides a convenient and practical means by which employees may purchase stock of the Company. The Board of Directors believes that the opportunity to acquire a proprietary interest in the success of the Company through the acquisition of shares of the Company’s common stock pursuant to the ESPP is an important aspect of the Company’s ability to attract and retain highly qualified and motivated employees. As of June [22], 2009, out of a total of 5,150,000 shares reserved for issuance under the ESPP, 4,254,898 shares had been issued leaving 895,102 shares available for issuance under the ESPP. The Board of Directors believes additional shares will be needed under the ESPP to provide appropriate incentives to employees. Accordingly, on May 26, 2009, the Board of Directors approved an amendment to the ESPP, subject to shareholder approval, to reserve an additional 500,000 shares for issuance under the ESPP, thereby increasing the total number of shares of the Company’s common stock reserved for issuance under the ESPP from 5,150,000 to 5,650,000.

Certain provisions of the ESPP are summarized below. The complete text of the ESPP, marked to show the proposed amendment, is attached to this proxy statement as Appendix A.

The ESPP is administered by the Board of Directors. The Board has the power to make and interpret all rules and regulations it deems necessary to administer the ESPP and has broad authority to amend the ESPP, subject to the requirement that certain amendments be approved by shareholders.

All employees of the Company, including the Company’s officers, are eligible to participate in the ESPP. As of June [22], 2009, approximately 575 employees of the Company were eligible to participate in the ESPP. Each participant may enroll in an 18-month offering in which shares of the Company’s common stock are purchased on the last day of each three-month period of an offering. A separate offering commences on February 15, May 15, August 15 and November 15 of each calendar year under the ESPP. The first day of each offering is the “enrollment date” of the offering. The purchase price per share is equal to 85% of the lower of (a) the fair market value of the Company’s common stock on the enrollment date of the offering or (b) the fair market value on the date of purchase. Participants may elect to contribute from 1% to 15% of compensation paid to the participant during each pay period in the offering.

No participant may obtain a right to purchase shares under the ESPP if, immediately after the right is granted, the participant owns or is deemed to own shares of the Company’s common stock possessing 5% or more of the combined voting power or value of all classes of stock of the Company or any subsidiary of the Company. The maximum number of shares that a participant may purchase in an offering is 10,000. In addition, no participant may obtain a right to purchase shares under the ESPP that permits the participant’s rights to purchase shares under the ESPP to accrue at a rate which exceeds $25,000 in fair market value of the Company’s common stock (determined as of the enrollment date) for each calendar year of the offering.

Neither payroll deductions credited to a participant’s account nor any rights with regard to the purchase of shares under the ESPP may be assigned, transferred, pledged or otherwise disposed of in any way by the participant. Upon termination of a participant’s employment for any reason other than death, the payroll deductions credited to the participant’s account will be returned to the participant. Upon termination of a participant’s employment because of that person’s death, the payroll deductions credited to the participant’s account will be used to purchase shares on the next purchase date. Any shares purchased and any remaining balance will be returned to the deceased participant’s beneficiary or, if none, to the participant’s estate.

Material Federal Income Tax Consequences

The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Under the Code, employees generally will not recognize taxable income or gain with respect to shares purchased under the ESPP either at an enrollment date or at a purchase date. If an employee disposes of shares purchased under the ESPP more than two years after the enrollment date and more than one year after the purchase date, or in the event of the employee’s death at any time, the employee or the employee’s estate generally will be required to report as ordinary compensation income, for the taxable year in which the disposition or death occurs, an amount equal to the lesser of the excess of the fair market value of the shares at the time of disposition or death over the purchase price, or 15% of the fair market value of the shares on the enrollment date. Any gain on disposition in excess of the amount treated as ordinary compensation income generally will be taxed as capital gain to the employee. In the case of such a disposition or death, the Company will not be entitled to any federal income tax deduction.

If a current or former employee disposes of shares purchased under the ESPP within two years after the enrollment date or within one year after the purchase date, the employee will be required to report the excess of the fair market value of the shares on the purchase date over the purchase price as ordinary compensation income for the year of disposition. If the disposition is by sale, any difference between the fair market value of the shares on the purchase date and the disposition price generally will be taxed as capital gain or loss. In the event of a disposition within two years after the enrollment date or within one year after the purchase date, the Company generally will be entitled to a deduction in the year of such disposition equal to the amount that the employee is required to report as ordinary compensation income. For dispositions made by the Company’s Chief Executive Officer or any of the Company’s four highest compensated officers who are named executive officers (other than the Chief Executive Officer), the Company’s deduction may be limited pursuant to Section 162(m) of the Code, as discussed above.

Under the terms of the ESPP, participants are required to pay to the Company any amounts necessary to satisfy any tax withholding determined by the Company to be required in connection with either the purchase or sale of shares acquired under the ESPP.

Recommendation by the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF AN AMENDMENT OF THE RADISYS CORPORATION 1996 EMPLOYEE STOCK PURCHASE PLAN.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None.

SECTION 16(a) BENEFICIAL

OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own more than 10% of our outstanding common stock to file with the SEC reports of changes in ownership of the common stock of the Company held by such persons. Officers, directors and greater than 10% shareholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company’s knowledge, based solely on a review of the copies of the reports received by the Company during and with respect to fiscal 2008 and on written representations of certain reporting persons, no director, executive officer or beneficial owner of more than 10% of the outstanding common stock of the Company failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934.

HOUSEHOLDING OF MATERIALS

We participate, and some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy materials. This means that only one copy of the Notice may have been sent to multiple shareholders in the same household. The Company will promptly deliver a separate copy of the Notice or this Proxy Statement and its annual report to any shareholder upon request by writing or calling the Company at the following address or phone number: RadiSys Corporation, 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124, Attention: Investor Relations or by calling (503) 615-7797. Any shareholder who wants to receive separate copies in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker, or other nominee record holder, or contact the Company at the above address and phone number.

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Our bylaws require shareholders to give the Company advance notice of any proposal or director nomination to be submitted at an annual meeting of shareholders. A copy of the relevant provisions of the bylaws will be provided to any shareholder upon written request to 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124, Attention: Corporate Secretary. The bylaws prescribe the information to be contained in any such notice. To be timely, a shareholder’s notice must be delivered to or mailed and received by the Corporate Secretary not less than 50 days nor more than 75 days before the annual meeting, provided, however, that if less than 65 days’ notice or prior public disclosure of the date of the meeting is given to shareholders, notice by the shareholder, to be timely, must be received by the Corporate Secretary not later than the close of business on the tenth day following the earlier of the day on which the notice of the date of the meeting was mailed or public disclosure was made. The Company’s 2010 annual meeting of shareholders is expected to be held on June 2, 2010. Any notice relating to a shareholder proposal for the 2010 annual meeting, to be timely, must be received by the Company between March 19, 2010 and April 13, 2010. Shareholders wishing to submit proposals in compliance with Rule 14a-8 of the Securities Exchange Act of 1934, for inclusion in the Company’s proxy statement for the 2010 annual meeting of shareholders must deliver their proposals to our executive offices not later than March 8, 2010.

DISCRETIONARY AUTHORITY

Although the Notice of the annual meeting of shareholders provides for transaction of any other business that properly comes before the meeting, the Board of Directors has no knowledge of any matters to be presented at the meeting other than the matters described in this proxy statement. The enclosed proxy, however, gives discretionary authority to the proxy holders to vote in accordance with their judgment if any other matters are presented.

For this year’s annual meeting of shareholders, if notice of a shareholder proposal to be raised at the annual meeting of shareholders is received at the principal executive offices of the Company before June 4, 2009 or after June 29, 2009, proxy voting on that proposal when and if raised at the annual meeting will be subject to the discretionary voting authority of the designated proxy holders. For the 2010 annual meeting of shareholders, if notice of a shareholder proposal to be raised at the meeting is received at the principal executive offices of the Company before March 19, 2010 or after April 13, 2010, proxy voting on that proposal when and if raised at the annual meeting will be subject to the discretionary voting authority of the designated proxy holders.

APPENDIX A

RADISYS CORPORATION

1996 EMPLOYEE STOCK PURCHASE PLAN

(AS AMENDED THROUGH [JULY 2008] AUGUST 18, 2009)(4)

I. PURPOSE OF PLAN

As a means by which Employees may share in the Company’s growth and success, RadiSys Corporation (the “Company”) believes that ownership of shares of its Common Stock by its Employees is desirable. To this end, and as an incentive to better performance and improved profits, the Company has established the RadiSys Corporation 1996 Employee Stock Purchase Plan (the “Plan”).

The Company intends that the Plan will constitute an “employee stock purchase plan” within the meaning of Section 423 of the Code.

II. DEFINITIONS

Terms that are capitalized within this document shall have the meanings as set forth in Exhibit A, unless otherwise specified within the text.

III. EMPLOYEE PARTICIPATION

PARTICIPATION

Subject to the provisions of this Section III, an Employee may elect to participate in the Plan effective as of any Enrollment Date by completing and filing a Payroll Deduction Authorization Form as provided in Section IV. As of each Enrollment Date, the Company hereby grants a right to purchase Shares under the terms of the Plan to each eligible Employee who has elected to participate in the Offering commencing on that Enrollment Date.

REQUIREMENTS FOR PARTICIPATION

A person shall become eligible to participate in the Plan on the first Enrollment Date on which that person meets the following requirements:

a) The person is an Employee, and

b) The person’s customary period of Employment is more than twenty (20) hours per week.

Any eligible Employee may enroll in the Plan as of the Enrollment Date of any Offering by filing timely written notice of such participation, subject to the following provisions:

(i) In order to enroll in the Plan initially, an eligible Employee must complete, sign and submit to the Company the following forms:

(A) Payroll Deduction Authorization Form must be received by the Company prior to 4:00 p.m., Pacific Time on the Enrollment Date of an Offering to be effective for that Offering.

(B) ESPP New Account Form This form must accompany the Payroll Deduction Authorization Form submitted for enrollment in the Plan. An ESPP New Account Form must be received by the Company prior to 4:00 p.m., Pacific Time on the Enrollment Date of an Offering to be effective for that Offering.

(4)	Underscored text is new, text in brackets is to be deleted.

(ii) A Participant in an ongoing Offering may elect as of any Enrollment Date to enroll in the new Offering commencing on that Enrollment Date by filing a Payroll Deduction Authorization Form making such election prior to 4:00 p.m. Pacific Time on the Enrollment Date. An election by a current Participant to enroll in a new Offering shall constitute a withdrawal, effective as of such Enrollment Date, from the ongoing Offering and simultaneous reenrollment in the new Offering. A reenrollment shall not affect the purchase of Shares under the ongoing Offering occurring on the Purchase Date immediately preceding the Enrollment Date. A Participant may make an ongoing election to reenroll on any Enrollment Date as of which the fair market value of the Shares for purposes of Section VI is less than it was as of the Enrollment Date for the Offering in which the Participant is currently participating. Unless otherwise specified by the Participant, any such ongoing reenrollment election shall be subject to revocation; provided, however, that to be effective to prevent reenrollment on any Enrollment Date, such revocation must be received by the Company prior to 4:00 p.m. Pacific Time on the Enrollment Date.

(iii) Absent withdrawal from the Plan pursuant to Section VII, a Participant will automatically be re-enrolled in the Offering commencing on the Enrollment Date immediately following the expiration of the Offering of which that person is then a Participant.

A Participant shall become ineligible to participate in the Plan and shall cease to be a Participant when the Participant ceases to meet the eligibility requirements as defined above.

LIMITATIONS ON PARTICIPATION

No Employee may obtain a right to purchase Shares under the Plan if, immediately after the right is granted, the Employee owns or is deemed to own Shares possessing five percent (5%) or more of the combined voting power or value of all classes of stock of the Company or any parent or subsidiary of the Company. For purposes of determining share ownership, the rules of Section 424(d) of the Code shall apply and Shares that the Employee may purchase under any options or rights to purchase, whether or not Vested, shall be treated as Shares owned by the Employee.

No Employee may obtain a right to purchase Shares under the Plan that permits the Employee’s rights to purchase Shares under the Plan and any other employee stock purchase plan within the meaning of Section 423 of the Code of the Company or any parent or subsidiary of the Company to accrue at a rate which exceeds $25,000 in fair market value of Shares (determined as of the Enrollment Date) for each calendar year of the Offering. This section shall be interpreted to permit an Employee to purchase the maximum number of Shares permitted under Section 423(b)(8) of the Code and regulations and interpretations adopted thereunder.

The maximum number of Shares that an Employee may purchase in an Offering shall not exceed 10,000 shares, no more than one-third of which may be purchased on any Purchase Date on or prior to August 15, 2000, and no more than one-sixth of which may be purchased on any Purchase Date after August 15, 2000.

VOLUNTARY PARTICIPATION

Participation in the Plan shall be strictly voluntary.

IV. PAYROLL DEDUCTIONS

PAYROLL DEDUCTION AUTHORIZATION

An Employee may contribute to the Plan only by means of payroll deductions. A Payroll Deduction Authorization Form must be filed with the Company’s stock administrator prior to 4:00 p.m. Pacific Time on the Enrollment Date as of which the payroll deductions are to take effect.

AMOUNT OF DEDUCTIONS

A Participant may specify that the person desires to make contributions to the Plan at a rate not less than 1% and not more than 15% of the Compensation paid to the Participant during each pay period in the Offering, or other such minimum or maximum percentages as the Plan Administrator shall establish from time to time; provided, however, that a Participant in any Offering that commenced prior to August 15, 2000 may not specify during that Offering contributions to the Plan of more than 10% of Compensation. Such specification shall apply during any period of continuous participation in the Plan, unless otherwise modified or terminated as provided in this Section IV or as otherwise provided in the Plan. If a payroll deduction cannot be made in whole or in part because the Participant’s pay for the period in question is insufficient to fund the deduction after having first withheld all other amounts deductible from that person’s pay, the amount that was not withheld cannot be made up by the Participant nor will it be withheld from subsequent pay checks.

COMMENCEMENT OF DEDUCTIONS

Payroll deductions for a Participant shall commence on the Enrollment Date of the Offering for which that person’s Payroll Deduction Authorization Form is effective and shall continue indefinitely, unless modified or terminated as provided in this Section IV or as otherwise provided in the Plan.

ACCOUNTS

All payroll deductions made for a Participant shall be credited to his or her Account under the Plan. Following each Purchase Date, the Plan Administrator shall promptly deliver a report to each Participant setting forth the aggregate payroll deductions credited to such Participant’s Account since the last Purchase Date and the number of Shares purchased and delivered to the Custodian for deposit into the Participant’s Custodial Account.

MODIFICATION OF AUTHORIZED DEDUCTIONS

A Participant may at any time increase or decrease the amount of that person’s payroll deduction effective for all applicable payroll periods, by completing an amended Payroll Deduction Authorization Form and filing it with the Company’s stock administrator in accordance with this Section IV; provided, however, that a Participant in any Offering that commenced prior to August 15, 2000 may not change the amount of that person’s payroll deduction more than three times during that Offering.

A Participant may at any time discontinue the Participant’s payroll deductions, without withdrawing from the Plan, by completing an amended Payroll Deduction Authorization Form and filing it with the Company’s stock administrator. Previous payroll deductions will then be retained in the Participant’s Account for application to purchase Shares on the next Purchase Date, after which the Participant’s participation in the Offering and in the Plan will terminate unless the participant has timely filed another Payroll Deduction Authorization Form to resume payroll deductions.

For purposes of the above, an amended Payroll Deduction Authorization form shall be effective for a specific pay period when filed 7 days prior to the last day of such payroll period; provided, however, that for a Participant in any Offering that commenced prior to August 15, 2000 an amended Payroll Deduction Authorization form shall be effective for a specific pay period during that Offering when filed 15 days prior to the last day of such payroll period.

V. CUSTODY OF SHARES

DELIVERY AND CUSTODY OF SHARES

Shares purchased pursuant to the Plan shall be delivered to and held by the Custodian.

CUSTODIAL ACCOUNT

As soon as practicable after each Purchase Date, the Company shall deliver to the Custodian the full Shares purchased for each Participant’s Account. The Shares will be held in a Custodial Account specifically established for this purpose. An Employee must open a Custodial Account with the Custodian in order to be eligible to purchase Shares under the Plan. In order to open a Custodial Account, the Participant must complete an ESPP New Account Form and file it with the stock administrator prior to 4:00 p.m. Pacific Time on the Enrollment Date of the Offering as of which the enrollment is to take effect; provided, however, that an ESPP New Account Form that effects a change in the status of the Custodial Account may be filed at any time during participation in the Plan.

TRANSFER OF SHARES

Upon receipt of appropriate instructions from a Participant on forms provided for that purpose, the Custodian will transfer into the Participant’s own name all or part of the Shares held in the Participant’s Custodial Account and deliver such Shares to the Participant.

STATEMENTS

The Custodian will deliver to each Participant a semi-annual statement showing the activity of the Participant’s Custodial Account and the balance as to both Shares and cash. Participants will be furnished such other reports and statements, and at such intervals, as the Custodian and Plan Administrator shall determine from time to time.

VI. PURCHASE OF SHARES

PURCHASE OF SHARES

Subject to the limitations of Section VII, on each Purchase Date in an Offering, the Company shall apply the amount credited to each Participant’s Account to the purchase of as many full Shares that may be purchased with such amount at the price set forth in this Section VI, and shall promptly deliver such Shares to the Custodian for deposit into the Participant’s Custodial Account. Payment for Shares purchased under the Plan will be made only through payroll withholding deductions in accordance with Section IV.

PRICE

The price of Shares to be purchased on any Purchase Date shall be the lower of:

(a) Eighty-five percent (85%) of the fair market value of the Shares on the Enrollment Date of the Offering; or

(b) Eighty-five percent (85%) of the fair market value of the Shares on the Purchase Date.

FAIR MARKET VALUE

The fair market value of the Shares on any date shall be equal to the closing trade price of such shares on the Valuation Date, as reported on the NASDAQ National Market System or such other quotation system that supersedes it.

UNUSED CONTRIBUTIONS

Any amount credited to a Participant’s Account and remaining therein immediately after a Purchase Date because it was less than the amount required to purchase a full Share shall be carried forward in such Participant’s Account for application on the next succeeding Purchase Date.

VII. TERMINATION AND WITHDRAWAL

TERMINATION OF EMPLOYMENT

Upon termination of a Participant’s Employment for any reason other than death, the payroll deductions credited to such Participant’s Account shall be returned to the Participant. A Participant shall have no right to accrue Shares upon termination of the person’s Employment.

TERMINATION UPON DEATH

Upon termination of the Participant’s Employment because of that person’s death, the payroll deductions credited to that person’s Account shall be used to purchase Shares as provided in Section VI on the next Purchase Date. Any Shares purchased and any remaining balance shall be transferred to the deceased Participant’s Beneficiary, or if none, to that person’s estate.

DESIGNATION OF BENEFICIARY

Each Participant may designate, revoke, and redesignate Beneficiaries. All changes to designation of Beneficiary shall be in writing and will be effective upon delivery to the Plan Administrator.

WITHDRAWAL

A Participant may withdraw the entire amount credited to that individual’s Account under the Plan and thereby terminate participation in the current Offering at any time by giving written notice to the Company, but in no case may a Participant withdraw accounts within the 15 days immediately preceding a Purchase Date for the Offering. Any amount withdrawn shall be paid to the Participant promptly after receipt of proper notice of withdrawal and no further payroll deductions shall be made from the person’s Compensation unless a Payroll Deduction Authorization Form directing further deductions is or has been submitted.

STATUS OF CUSTODIAL ACCOUNT

Upon termination of a Participant’s Employment for any reason other than death, the Participant may,

(a) Elect to retain with the Custodian the Shares held in the Participant’s Custodial Account. The Participant will bear the cost of any annual fees resulting from maintaining such an account.

(b) Request issuance of the Shares held in the Participant’s Custodial Account by submitting to the Custodian the appropriate forms provided for that purpose.

Upon termination of a Participant’s Employment as a result of death, any Shares held by the Custodian for the Participant’s Account shall be transferred to the person(s) entitled thereto under the laws of the state of domicile of the Participant upon a proper showing of authority.

VIII. SHARES PURCHASED UNDER THE PLAN

SOURCE AND LIMITATION OF SHARES

The Company has reserved for sale under the Plan [5,150,000] 5,650,000 shares of common stock, subject to adjustment upon changes in capitalization of the Company as provided in Section X. Shares sold under the Plan may be newly issued Shares or Shares reacquired in private transactions or open market purchases, but all Shares sold under the Plan regardless of source shall be counted against the [5,150,000] 5,650,000 Share limitation.

If there is an insufficient number of Shares to permit the full exercise of all existing rights to purchase Shares, or if the legal obligations of the Company prohibit the issuance of all Shares purchasable upon the full exercise of such rights, the Plan Administrator shall make a pro rata allocation of the Shares remaining available in as nearly a uniform and equitable manner as possible, based pro rata on the aggregate amounts then credited to each Participant’s Account. In such event, payroll deductions to be made shall be reduced accordingly and the Plan Administrator shall give written notice of such reduction to each Participant affected thereby. Any amount remaining in a Participant’s Account immediately after all available Shares have been purchased will be promptly remitted to such Participant. Determination by the Plan Administrator in this regard shall be final, binding and conclusive on all persons. No deductions shall be permitted under the Plan at any time when no Shares are available.

DELIVERY OF SHARES

As promptly as practicable after each Purchase Date, the Company shall deliver to the Custodian the full Shares purchased for each Participant’s Account.

INTEREST IN SHARES

The rights to purchase Shares granted pursuant to this Plan will in all respects be subject to the terms and conditions of the Plan, as interpreted by the Plan Administrator from time to time. The Participant shall have no interest in Shares purchasable under the Plan until payment for the Shares has been completed at the close of business on the relevant Purchase Date. The Plan provides only an unfunded, unsecured promise by the Company to pay money or property in the future. Except with respect to the Shares purchased on a Purchase Date, an Employee choosing to participate in the Plan shall have no greater rights than an unsecured creditor of the Company. After the purchase of Shares, the Participant shall be entitled to all rights of a stockholder of the Company.

IX. ADMINISTRATION

PLAN ADMINISTRATOR

At the discretion of the Board of Directors, the Plan shall be administered by the Board of Directors or by a Committee appointed by the Board of Directors. Each member of the Committee shall be either a director, an officer or an Employee of the Company. Each member shall serve for a term commencing on a date specified by the Board of Directors and continuing until that person dies, resigns or is removed by the Board of Directors.

POWERS

The Plan Administrator shall be vested with full authority to make, administer and interpret the rules and regulations as it deems necessary to administer the Plan. Any determination, decision or act of the Plan Administrator with respect to any action in connection with the construction, interpretation, administration or application of the Plan shall be final, binding and conclusive upon all Participants and any and all other persons claiming under or through any Participant. The provisions of the Plan shall be construed in a manner consistent with the requirements of Section 423 of the Code.

X. CHANGES IN CAPITALIZATION, MERGER, ETC.

RIGHTS OF THE COMPANY

The grant of a right to purchase Shares pursuant to this Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or other changes in its capital or business structure or to merge, consolidate or dissolve, liquidate or transfer all or any part of its divisions, subsidiaries, business or assets.

RECAPITALIZATION

Subject to any required action by stockholders, the number of Shares covered by the Plan as provided in Section VIII and the price per Share shall be proportionately adjusted for any increase or decrease in the number of issued Shares of the Company resulting from a subdivision or consolidation of Shares or the payment of a stock dividend or any other increase or decrease in the number of such Shares effected without receipt or payment of consideration by the Company.

CONSOLIDATION OR MERGER

In the event of the consolidation or merger of the Company with or into any other business entity, or sale by the Company of substantially all of its assets, the successor may at its discretion continue the Plan by adopting the same by resolution of its Board of Directors or agreement of its partners or proprietors. If, within 90 days after the effective date of a consolidation, merger, or sale of assets, the successor corporation, partnership or proprietorship does not adopt the Plan, the Plan shall be terminated in accordance with Section XIII.

XI. TERMINATION OF EMPLOYMENT

LEAVE

A person’s Employment shall not terminate on account of an authorized leave of absence or sick leave, or a direct transfer between Employers, provided such leave does not exceed 90 days or, if longer, so long as the person’s right to reemployment is guaranteed by statute or by contract. Unless the Plan Administrator provides otherwise, or except as otherwise required by applicable law, a person’s Employment shall not terminate on account of military leave, provided such leave does not exceed 90 days or, if longer, so long as the person’s right to reemployment is guaranteed by statute or by contract. Failure to return to work upon expiration of any leave of absence, sick leave or military leave shall be considered a resignation effective as of the expiration of such leave of absence, sick leave or military leave.

XII. STOCKHOLDER APPROVAL AND RULINGS

The Plan is expressly made subject to (a) the approval of the Plan within twelve (12) months after the Plan is adopted by the stockholders of the Company and (b) at the Company’s election, to the receipt by the Company from the Internal Revenue Service of a ruling in scope and content satisfactory to counsel to the Company, affirming qualification of the Plan within the meaning of Section 423 of the Code. If the Plan is not so approved by the stockholders within 12 months after the date the Plan is adopted and if, at the election of the Company a ruling from the Internal Revenue Service is sought but not received on or before one year after this Plan’s adoption by the Board of Directors, this Plan shall not come into effect. In that case, the Account of each Participant shall forthwith be paid to the Participant.

XIII. MISCELLANEOUS PROVISIONS

AMENDMENT AND TERMINATION OF THE PLAN

The Board of Directors of the Company may at any time amend the Plan. Except as otherwise provided herein, no amendment may adversely affect or change any right to purchase Shares without prior approval of the stockholders of the Company if the amendment would:

(i) Permit the sale of more Shares than are authorized under Section VIII;

(ii) Permit the sale of Shares to employees of entities which are not Employers;

(iii) Materially increase the benefits accruing to Participants under the Plan; or

(iv) Materially modify the requirements as to eligibility for participation in the Plan.

The Plan is intended to be a permanent program, but the Company reserves the right to declare the Plan terminated at any time. Upon such termination, amounts credited to the Accounts of the Participants with respect to whom the Plan has been terminated shall be returned to such Participants.

NON-TRANSFERABILITY

Neither payroll deductions credited to a Participant’s Account nor any rights with regard to the purchase of Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the Participant except as provided in Section VII, and any attempted assignment, transfer, pledge, or other disposition shall be null and void. The Company may treat any such act as an election to withdraw funds in accordance with Section VII. A Participant’s rights to purchase Shares under the Plan are exercisable during the Participant’s lifetime only by the Participant.

USE OF FUNDS

All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purposes and the Company shall not be obligated to segregate the payroll deductions.

EXPENSES

All expenses of administering the Plan shall be borne by the Company. The Company will not pay expenses, commissions or taxes incurred in connection with sales of Shares by the Custodian at the request of a Participant. Expenses to be paid by a Participant will be deducted from the proceeds of sale prior to remittance.

TAX WITHHOLDING

Each Participant who has purchased Shares under the Plan shall immediately upon notification of the amount due, if any, pay to the Employer in cash amounts necessary to satisfy any applicable federal, state and local tax withholding determined by the Employer to be required. If the Employer determines that additional withholding is required beyond any amounts deposited at the time of purchase, the Participant shall pay such amount to the Employer on demand. If the Participant fails to pay the amount demanded, the Employer may withhold that amount from other amounts payable by the Employer to the Participant, including salary, subject to applicable law.

NO INTEREST

No Participant shall be entitled, at any time, to any payment or credit for interest with respect to or on the payroll deductions contemplated herein, or on any other assets held hereunder for the Participant’s Account.

REGISTRATION AND QUALIFICATION OF SHARES

The offering of Shares hereunder shall be subject to the effecting by the Company of any registration or qualification of the Shares under any federal or state law or the obtaining of the consent or approval of any governmental regulatory body which the Company shall determine, in its sole discretion, is necessary or desirable as a condition to, or in connection with, the offering or the issue or purchase of the Shares covered thereby. The Company shall make every reasonable effort to effect such registration or qualification or to obtain such consent or approval.

RESPONSIBILITY AND INDEMNITY

Neither the Company, its Board of Directors, the Custodian, nor any member, officer, agent or employee of any of them, shall be liable to any Participant under the Plan for any mistake of judgment or for any omission or wrongful act unless resulting from gross negligence, willful misconduct or intentional misfeasance. The Company will indemnify and save harmless its Board of Directors, the Custodian and any such member, officer, agent or employee against any claim, loss, liability or expense arising out of the Plan, except such as may result from the gross negligence, willful misconduct or intentional misfeasance of such entity or person.

PLAN NOT A CONTRACT OF EMPLOYMENT

The Plan is strictly a voluntary undertaking on the part of the Employer and shall not constitute a contract between the Employer and any Employee, or consideration for or an inducement or a condition of employment of an Employee. Except as otherwise required by law, or any applicable collective bargaining agreement, nothing contained in the Plan shall give any Employee the right to be retained in the service of the Employer or to interfere with or restrict the right of the Employer, which is hereby expressly reserved, to discharge or retire any Employee at any time, with or without cause and with or without notice. Except as otherwise required by law, inclusion under the Plan will not give any Employee any right or claim to any benefit hereunder except to the extent such right has specifically become fixed under the terms of the Plan. The doctrine of substantial performance shall have no application to any Employee, Participant, or Beneficiary. Each condition and provision, including numerical items, has been carefully considered and constitutes the minimum limit on performance which will give rise to the applicable right.

SERVICE OF PROCESS

The Secretary of the Company is hereby designated agent for service or legal process on the Plan.

NOTICE

All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received by the Plan Administrator. Any notice required by the Plan to be received by the Company prior to an Enrollment Date, payroll period or other specified date, and received by the Plan Administrator subsequent to such date shall be effective on the next occurring Enrollment Date, payroll period or other specified date to which such notice applies.

GOVERNING LAW

The Plan shall be interpreted, administered and enforced in accordance with the Code, and the rights of Participants, former Participants, Beneficiaries and all other persons shall be determined in accordance with it. To the extent state law is applicable, the laws of the State of Oregon shall apply.

REFERENCES

Unless the context clearly indicates to the contrary, reference to a Plan provision, statute, regulation or document shall be construed as referring to any subsequently enacted, adopted or executed counterpart.

AWARDS IN FOREIGN COUNTRIES

With respect to any Participant or Employee who is resident outside of the United States, the Plan Administrator may, in its sole discretion, amend or vary the terms of the Plan in order to conform such terms with the requirements of local law, to meet the goals and objectives of the Plan, and may, in its sole discretion, establish administrative rules, regulations and procedures to facilitate the operation of the Plan in such non-U.S. jurisdictions. The Plan Administrator may, where it deems appropriate in its sole discretion, establish one or more sub-plans of the Plan for these purposes.

EXHIBIT A

DEFINITIONS

ACCOUNT	shall mean each separate account maintained for a Participant under the Plan collectively or singly as the context requires. Each Account shall be credited with a Participant’s contributions, and shall be charged for the purchase of Shares. A Participant shall be fully vested in the cash contributions to that person’s Account at all times. The Plan Administrator may create special types of Accounts for administrative reasons, even though the Accounts are not expressly authorized by the Plan.

BENEFICIARY	shall mean a person or entity entitled under Section VII of the Plan to receive Shares purchased by, and any remaining balance in, a Participant’s Account on the Participant’s death.

BOARD OF DIRECTORS	shall mean the Board of Directors of the Company.

CODE	shall mean the Internal Revenue Code of 1986, as amended, or the corresponding provisions of any future tax code.

COMMITTEE	shall mean the Committee appointed by the Board of Directors in accordance with Section IX of the Plan.

COMPENSATION	shall mean the total cash compensation (except as otherwise set forth below), before tax withholding, paid to an Employee in the period in question for services rendered to the Employer by the Employee. Compensation shall include the earnings waived by an Employee pursuant to a salary reduction arrangement under any cash or deferred or cafeteria plan that is maintained by the Employer and that is intended to be qualified under Section 401(k) or 125 of the Code. An Employee’s Compensation shall not include severance pay, hiring or relocation bonuses, or pay in lieu of vacations or sick leave.

COMMON STOCK	shall mean the common stock of the Company.

COMPANY	shall mean RadiSys Corporation, an Oregon Corporation.

CUSTODIAN	shall mean the investment or financial firm appointed by the Plan Administrator to hold all Shares pursuant to the Plan.

CUSTODIAL ACCOUNT	shall mean the account maintained by the Custodian for a Participant under the Plan.

DISABILITY	shall refer to a mental or physical impairment which is expected to result in death or which has lasted or is expected to last for a continuous period of twelve (12) months or more and which causes the Employee to be unable, in the opinion of the Company and two independent physicians, to perform his or her duties as an Employee of the Company. Disability shall be deemed to have occurred on the first day after the Company and two independent physicians have furnished their opinion of Disability to the Plan Administrator.

EMPLOYEE	shall mean an individual who renders services to the Employer pursuant to an employment relationship with such Employer. A person rendering services to an Employer purportedly as an independent consultant or contractor shall not be an Employee for purposes of the Plan.

EMPLOYER	shall mean, collectively, the Company and its Subsidiaries or any successor entity that continues the Plan. All Employees of entities which constitute the Employer shall be treated as employed by a single company for all purposes of the Plan.

EMPLOYMENT	shall mean the period during which an individual is an Employee. Employment shall commence on the day the individual first performs services for the Employer as an Employee and shall terminate on the day such services cease, except as determined under Section XI.

ENROLLMENT DATE	shall mean the first day of each Offering.

ESPP NEW ACCOUNT FORM	shall mean the form provided by the Company on which a Participant shall elect to open an Account with the Custodian and authorize delivery to the Custodian of all Shares issued for the Participant’s Account.

OFFERING	until August 15, 2000 shall mean any one of the separate overlapping eighteen (18) month periods commencing on February 15 and August 15 of each calendar year under the Plan other than calendar year 1999; in calendar year 1999, the first Offering shall be a period commencing on June 12, 1999 and ending on August 15, 2000, and the second Offering shall be the eighteen (18) month period commencing on August 15, 1999. Beginning with the Offering that commences on August 15, 2000, Offering shall mean any one of the separate overlapping eighteen (18) month periods commencing on February 15, May 15, August 15 and November 15 of each calendar year under the Plan.

PARTICIPANT	shall mean any Employee who is participating in any Offering under the Plan pursuant to Section III.

PAYROLL DEDUCTION AUTHORIZATION FORM	shall mean the form provided by the Company on which a Participant shall elect to participate in the Plan and the Offering under the Plan and designate the percentage of that individual’s Compensation to be contributed to that individual’s Account through payroll deductions.

PLAN	shall mean this document.

PLAN ADMINISTRATOR	shall mean the Board of Directors or the Committee, whichever shall be administering the Plan from time to time in the discretion of the Board of Directors, as described in Section IX.

PURCHASE DATE	until August 15, 2000 shall mean the last day of the sixth, twelfth and eighteenth one-month periods of the Offering, except for the Offering beginning on June 12, 1999, in which Offering the Purchase Dates shall be August 14, 1999, February 14, 2000 and August 14, 2000. Beginning on August 15, 2000, for all then pending Offerings and any Offerings commenced on or after that date, Purchase Date shall mean the last day of the third, sixth, ninth, twelfth, fifteenth and eighteenth one-month periods of each Offering. Accordingly, since after August 15, 2000 the Enrollment Dates occur on February 15, May 15, August 15 and November 15 of each year, Purchase Dates shall occur on February 14, May 14, August 14 and November 14 of each year beginning with November 14, 2000.

RETIREMENT	shall mean a Participant’s termination of Employment on or after attaining the age of 65 or after the Plan Administrator has determined that the individual has suffered a Disability.

SHARE	shall mean one share of Common Stock.

SUBSIDIARIES	shall mean any corporation in which at least eighty percent (80%) or more of the total combined voting power of all classes of stock are owned directly or indirectly by RadiSys Corporation.

VALUATION DATE	shall mean the date upon which the fair market value of Shares is to be determined for purposes of setting the price of Shares under Section VI (that is, the Enrollment Date or the applicable Purchase Date). If the Enrollment Date or the Purchase Date is not a date on which the fair market value may be determined in accordance with Section VI, the Valuation Date shall be the first day prior to the Enrollment Date or the Purchase Date, as applicable, for which such fair market value may be determined.

VESTED	shall mean non-forfeitable.

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RadiSys

THE POWER OF WE

INTERNET

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TELEPHONE 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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FOLD AND DETACH HERE

Please mark your votes as indicated in this example

FOR ALL

WITHHOLD FOR ALL

*EXCEPTIONS

ITEM 1-To elect eight directors:

Nominees:

01 C. Scott Gibson

02 Scott C. Grout

03 Ken J. Bradley

04 Richard J. Faubert

05 Dr. William W. Lattin

06 Kevin C. Melia

07 Carl W. Neun

08 Lorene K. Steffes

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

FOR

AGAINST

ABSTAIN

ITEM 2-To ratify the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm

ITEM 3-To approve an employee stock option exchange program

ITEM 4-To approve an amendment of the RadiSys Corporation 1996 Employee Stock Purchase Plan

Will Attend Meeting YES

Mark Here for Address Change or Comments

SEE REVERSE

Signature Signature Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian. Please give full title as such.

You can now access your RadiSys Corporation account online.

Access your RadiSys Corporation account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for RadiSys Corporation, now makes it easy and convenient to get current information on your shareholder account.

View account status

View certificate history

View book-entry information

View payment history for dividends

Make address changes

Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/isd For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

TOLL FREE NUMBER: 1-800-370-1163

You can view the Annual Report and Proxy Statement on the Internet at http://bnymellon.mobular.net/bnymellon/rsys

FOLD AND DETACH HERE

PROXY

RadiSys Corporation

Annual Meeting of Shareholders - August 18, 2009

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby revokes all previous proxies and appoints Scott C. Grout and Brian J. Bronson, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of RadiSys Corporation common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the company to be held August 18, 2009 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

This proxy will be voted in accordance with the specifications provided herein. If a choice is not specified with respect to any or all proposals, this proxy will be voted “for” each proposal.

Address Change/Comments

(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

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